PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5) SEC File No. 333-102105

(to prospectus dated January 23, 2003)

$402,447,500

ONEOK, Inc.

5.510% Senior Notes due 2008

In January 2003, we issued $402,500,000 aggregate principal amount of 4.00% senior notes due 2008, referred to in this prospectus supplement as the senior notes, in connection with our issuance of 16,100,000 equity units in the form of corporate units. This prospectus supplement relates to a remarketing of $402,447,500 aggregate principal amount of those senior notes on behalf of the corporate unit holders participating in the remarketing. The senior notes will mature on February 16, 2008, unless a tax event redemption or an accounting event redemption occurs before the earlier of a successful remarketing or the purchase contract settlement date. We make quarterly interest payments on the senior notes in arrears on February 16, May 16, August 16 and November 16 of each year. Interest on the senior notes will be reset to 5.510% per year, effective from November 16, 2005. The first interest payment on the remarketed senior notes will be made in arrears on February 16, 2006.

We may redeem the senior notes at our option, in whole, but not in part, upon the occurrence and continuation of a tax event or an accounting event, as described in this prospectus supplement under “Description of the senior notes—Optional redemption—Special event.”

The senior notes are unsecured and rank equally with all our other unsecured senior indebtedness. The senior notes are effectively subordinated to the indebtedness and other liabilities, including, without limitation, trade payables, of our subsidiaries. We will remarket the senior notes in denominations of $25 and integral multiples of $25.

In this remarketing, we will be purchasing $197,500 aggregate principal amount of the senior notes. We will retire all of the senior notes we purchase in the remarketing. We will not receive any proceeds from the remarketing. See “Use of proceeds” in this prospectus supplement.

Prior to this offering there has been no public market for the senior notes. The senior notes will not be listed on any exchange.

Investing in the senior notes involves risks. See “ Risk factors” beginning on page S-11 of this prospectus supplement.

	Per senior note	Total
Price to public(1)	100.582%	$404,789,744.45
Remarketing fee to remarketing agent(2)	0.250%	$1,006,942.64
Net proceeds to participating note holders(3)	100.332%	$403,782,801.81

(1)	Plus accrued interest from November 16, 2005, if settlement occurs after that date.
(2)	Reflects 0.25% of the treasury portfolio purchase price.
(3)	Includes amount of $402,777,055.71 used to purchase the treasury portfolio on behalf of the holders of corporate units participating in the remarketing and excess proceeds of $1,005,746.10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect the senior notes to be ready for delivery in book-entry form only through The Depository Trust Company on or about November 16, 2005.

Remarketing Agent

UBS Investment Bank

The date of this prospectus supplement is November 10, 2005

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the remarketing agent has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the remarketing agent is not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate only as of their respective dates or, with respect to information incorporated by reference, as of the date of such information. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus supplement.

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About this prospectus supplement

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this remarketing and other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this remarketing.

If the description of us, the senior notes or the remarketing varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Unless we otherwise indicate or unless the context requires otherwise, all references in this prospectus supplement to “we,” “our,” “us,” the “Company,” “ONEOK” or similar references mean ONEOK, Inc. and its predecessors and subsidiaries.

Where you can find more information

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC”. You can read and copy any materials we file with the SEC at its Public Reference Room at Station Place, 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operations of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov. In addition, our SEC filings are available at www.oneok.com. Information contained in our website does not constitute part of this prospectus supplement. Our common stock is listed on the New York Stock Exchange (NYSE: OKE), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

As permitted by SEC rules, this prospectus supplement does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and the exhibits are available at the SEC’s Public Reference Room or through its website.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information subsequently filed that is incorporated by reference. We incorporate by reference the documents listed below:

➢	our annual report on Form 10-K for the year ended December 31, 2004;

➢	our quarterly reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

➢	our definitive 2005 Proxy Statement on Schedule 14A, excluding those portions thereof which are furnished and not filed with the SEC; and

➢	our current reports on Form 8-K dated January 19, 2005, January 21, 2005 (three reports), January 28, 2005 (two reports), February 23, 2005 (relating to our Equity Compensation Plan and Employee Stock Purchase Plan), March 16, 2005, March 21, 2005, March 31, 2005 (relating to presentation at the Howard Weil 33rd Annual Energy Conference), April 22, 2005 (two reports),

May 13, 2005, May 20, 2005 (two reports), June 17, 2005 (two reports), June 29, 2005, July 5, 2005 (two reports), July 6, 2005, July 20, 2005, July 27, 2005 (two reports), August 25, 2005, September 1, 2005, September 14, 2005, September 20, 2005, September 27, 2005, September 28, 2005, October 4, 2005, October 12, 2005, October 25, 2005 (excluding Item 7.01 and Exhibit 99.1 attached thereto) and November 2, 2005 (relating to the remarketing of our senior notes).

You may request a copy of these filings (other than an exhibit to the filings, unless we have specifically incorporated that exhibit by reference into the filing) at no cost, by writing or telephoning us at the following address:

ONEOK, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

Attention: Chief Financial Officer

Telephone: (918) 588-7000

We also incorporate by reference all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than current reports on Form 8-K furnished under Item 2.02 or Item 7.01 and any related exhibits) on or after the date of this prospectus supplement and prior to the closing of the related offering made hereby. Those documents will become a part of this prospectus supplement from the date that the documents are filed with the SEC.

You may request and we will deliver to you promptly, without charge, a paper copy of this prospectus supplement and accompanying prospectus if you send a request in writing to us at the above address.

Forward-looking information

Some of the statements contained and incorporated in this prospectus supplement and the accompanying prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance, including anticipated operating income from the businesses that we acquired from Koch Industries, Inc. and affiliates on July 1, 2005; management’s plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this prospectus supplement or the accompanying prospectus identified by words such as “anticipate,” “estimate,” “expect,” “forecast,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

➢	risks associated with any reduction in our credit ratings;

➢	the effects of weather and other natural phenomena on energy sales and prices, production and processing volumes, availability of supplies and other aspects of our business;

➢	competition from other energy suppliers as well as alternative forms of energy;

➢	the capital intensive nature of our business;

➢	the profitability of assets or businesses acquired by us;

➢	risks of marketing, trading and hedging activities as a result of changes in energy prices or the financial condition of our counterparties;

➢	economic climate and growth in the geographic areas in which we do business;

➢	the uncertainty of estimates, including accruals and costs of environmental remediation;

➢	the timing and extent of changes in commodity prices for natural gas, natural gas liquids, power and crude oil, including basis differentials for natural gas and natural gas liquids;

➢	the effects of changes in governmental policies and regulatory actions, including changes with respect to income taxes, environmental compliance, pipeline integrity, authorized rates or recovery of gas costs and ERISA;

➢	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

➢	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

➢	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

➢	risks associated with casualty losses, including casualty losses at plant sites that could interrupt portions of our business;

➢	the impact of changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

➢	risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

➢	the results of administrative proceedings and litigation involving the Oklahoma Corporation Commission, Kansas Corporation Commission, Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission;

➢	our ability to access capital at competitive rates or on terms acceptable to us;

➢	the risk of a significant slowdown in growth or decline in the U.S. economy or the risk of delay in growth or recovery in the U.S. economy;

➢	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines which outpace new drilling;

➢	risks inherent in the implementation of new software, such as our customer service system, and the impact on the timeliness of information for financial reporting;

➢	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

➢	the impact of the outcome of pending and future litigation;

➢	the possible loss of franchises or other adverse effects caused by the actions of municipalities;

➢	changes in law or increase in competition resulting from new federal energy legislation, including the repeal of the Public Utility Holding Company Act of 1935;

➢	risks of holding a majority of the general partnership interest in Northern Border Partners, L.P., a publicly-traded limited partnership; and

➢	the other factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking information.

Summary

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that may be important to you. You should read carefully all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the caption “Risk factors” in this prospectus supplement and in our consolidated financial statements and the related notes thereto incorporated by reference herein before making a decision to invest in the senior notes.

OUR COMPANY

ONEOK is a diversified energy company. We purchase, gather, process, transport, store and distribute natural gas. We extract, gather, fractionate, store, transport and sell natural gas liquids and are engaged in the marketing of natural gas and natural gas liquids. On a smaller scale, we also trade natural gas and power. We are the largest natural gas distributor in Kansas and Oklahoma and the third largest distributor in Texas, providing service as a regulated public utility to wholesale and retail customers. Our largest markets are Oklahoma City and Tulsa, Oklahoma; Kansas City, Wichita and Topeka, Kansas; and Austin and El Paso, Texas. Our energy services operation provides services to customers in many states.

Our principal operations are reported in the following segments:

➢	Distribution;

➢	Pipelines and Storage;

➢	Gathering and Processing;

➢	Natural Gas Liquids; and

➢	Energy Services.

Our distribution segment provides natural gas distribution services to over 2 million customers in Oklahoma, Kansas and Texas. Rates charged for gas services in the states of Oklahoma and Kansas are established by the Oklahoma Corporation Commission and Kansas Corporation Commission, respectively. Our operations in Texas are subject to regulatory oversight by the various municipalities we serve, which have primary jurisdiction in their respective areas. Rates in areas adjacent to the various municipalities and appellate matters are subject to regulatory oversight by the Texas Railroad Commission.

Our pipelines and storage segment, formerly known as transportation and storage, provides natural gas transportation, storage and some gas gathering services. Our transportation assets in Oklahoma, Kansas and Texas are regulated by the Oklahoma Corporation Commission, Kansas Corporation Commission and Texas Railroad Commission, respectively. We have flexibility in establishing transportation rates with customers. However, there is a maximum rate that we can charge our customers in Oklahoma and Kansas and if a rate cannot be agreed upon in Texas, then the rate is established by the Texas Railroad Commission. As a result of our acquisition of assets from affiliates of Koch Industries, Inc. on July 1, 2005, we also provide natural gas liquids gathering and distribution services. These pipelines are operated under the guidance and oversight of various governmental agencies including the Oklahoma Corporation Commission, the Kansas Corporation Commission and the Federal Energy Regulatory Commission.

Our gathering and processing segment is engaged in the gathering and processing of natural gas and fractionation of natural gas liquids primarily in Oklahoma, Kansas and Texas.

Our natural gas liquids segment primarily gathers, fractionates and treats raw natural gas liquids produced from gas processing plants located in Oklahoma, Kansas and Texas. We also provide transportation and storage services with respect to natural gas liquids. This segment was formed in connection with our acquisition of assets from affiliates of Koch Industries, Inc. on July 1, 2005 and consists of our existing natural gas liquids marketing business, which was part of our gathering and processing segment, and the assets acquired from Koch, excluding VESCO which has been added to our gathering and processing segment and those assets regulated by the Federal Energy Regulatory Commission, which have been added to our pipelines and storage segment.

Our energy services segment is actively engaged in the marketing of natural gas to both wholesale and retail customers throughout the United States using gas storage and pipeline capacity, including firm transportation capacity, leased from related parties and others. The combination of owning supply and controlling strategic assets allows us to provide customers with enhanced services in return for premium value. This combination also allows us to capture incremental value from the volatility in the energy markets.

OUR BUSINESS STRATEGY

Our business strategy is focused on the maximization of shareholder value by integrating our natural gas business operations. In order to implement this strategy, we plan to:

➢	maximize the earnings potential of existing assets through rationalization and consolidation;

➢	pursue regulatory initiatives that benefit us and our customers;

➢	look for acquisition opportunities, when advantageous, that complement and strengthen our geographic footprint and core lines of business; and

➢	sell assets when deemed to be less strategic.

RECENT DEVELOPMENTS

Sale of Power Plant.    On October 21, 2005, we signed a definitive agreement to sell our Spring Creek power plant located in southwest Logan County, Oklahoma to Westar Energy, Inc. for $53 million. The transaction requires approval of the Federal Energy Regulatory Commission and is expected to be completed in 2006.

Sale of Gathering and Processing Assets.    On October 11, 2005, we entered into an agreement to sell natural gas gathering and processing assets located in the Texas panhandle to Eagle Rock Energy for approximately $528 million. The assets to be sold include six gas processing plants and approximately 3,700 miles of gas gathering lines. The transaction is subject to Hart-Scott-Rodino antitrust clearance and is expected to close December 1, 2005.

Approval of ONG Rate Increase.    On October 4, 2005, the Oklahoma Corporation Commission unanimously approved an annual rate increase of $57.5 million for Oklahoma Natural Gas Company (ONG), a division of ONEOK, Inc.

Sale of Production Segment.    On September 27, 2005, we sold the companies comprising our production segment to TXOK Acquisition, Inc. for $645 million, subject to adjustments. The sale included natural gas and oil properties in four fields in Oklahoma and Texas.

Acquisition of Natural Gas Liquids Businesses.    On July 1, 2005 we completed the acquisition of the natural gas liquids, or “NGL,” businesses owned by several affiliates of Koch Industries, Inc. for approximately $1.33 billion, referred to collectively as the “Koch Acquisition.” This transaction includes Koch Hydrocarbon, LP’s entire mid-continent NGL business that provides NGL gathering, fractionation, storage and marketing services in Oklahoma, Kansas and Texas, including two fractionators in Medford, Oklahoma and Hutchinson, Kansas, a 10% interest in a fractionator in Conway, Kansas, two underground NGL storage facilities and an isomerization facility. This transaction also includes Koch Pipeline Company, L.P.’s natural gas pipeline distribution systems; Chisholm Pipeline Holdings, Inc., which has a 50% ownership interest in Chisholm Pipeline Company; MBFF, LP, which owns an 80% interest in a 160,000 barrel per day fractionator at Mont Belvieu, Texas; and Koch Vesco Holdings, LLC, an entity which owns a 10.2% interest in Venice Energy Services Company, LLC (VESCO).

The Koch Acquisition was initially financed through our $1.0 billion bridge financing agreement, which we entered into on June 27, 2005, and our commercial paper program. We anticipate permanent financing of the acquisition to come from a combination of proceeds from the sale of assets (such as our production segment, our natural gas gathering and processing assets located in Texas and our Spring Creek power plant), proceeds from the February 2006 settlement of the purchase contracts that are part of our equity units and free cash flow.

New Segment Reporting.    In connection with the transactions referred to above, beginning with the third quarter of 2005, we realigned our business segments as described in Note N of our notes to the consolidated financial statements in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005. For more information regarding the differences between these business segments and our business segments prior to the above transactions, please see that Quarterly Report. Prior-period segment results contained in that report were restated in accordance with generally accepted accounting principles to reflect the current business segments and reporting classifications. Prior-period segment results not required to be included in that report (including prior-year segment results) have not yet been restated. Restated business segment results for prior-year periods will be reflected in our Annual Report on Form 10-K for the year ended December 31, 2005 when it becomes available.

ONEOK was organized in May 1997 and acquired the gas business of Westar Energy, Inc. and its affiliates in November 1997. We are the successor to a company founded in 1906 as Oklahoma Natural Gas Company. Our principal executive offices are located at 100 West Fifth Street, Tulsa, Oklahoma 74103, telephone: (918) 588-7000.

The information above concerning us is only a summary and does not purport to be comprehensive. For additional information concerning ONEOK, you should refer to the information described under the caption “Where you can find more information” on page S-1 of this prospectus supplement.

The remarketing

Issuer	ONEOK, Inc., an Oklahoma corporation.

Securities Remarketed	$402,447,500 aggregate principal amount of 5.510% senior notes due 2008.

Maturity	The senior notes will mature on February 16, 2008.

Interest

The senior notes will bear interest at 5.510% per year effective from November 16, 2005. Interest on the senior notes is payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year. The first interest payment on the remarketed senior notes will be made on February 16, 2006.

Ranking

The senior notes are senior unsecured obligations of ours and rank equally with all of our other unsecured senior indebtedness. The senior notes will be effectively subordinated to all our existing and future secured indebtedness to the extent of the assets securing that indebtedness. The senior notes will also be structurally subordinated to the indebtedness and other liabilities, including, without limitation, trade payables, of our subsidiaries.

Remarketing

We issued the senior notes in January 2003 in connection with our issuance and sale to the public of our equity units in the form of corporate units. Each corporate unit initially consisted of both a purchase contract and a senior note. Pursuant to the terms of the equity units, the remarketing agent remarketed the senior notes on behalf of holders of corporate units participating in the remarketing in accordance with a remarketing agreement among us, the remarketing agent and SunTrust Bank, as purchase contract agent and as attorney-in-fact and trustee for holders of purchase contracts. See “Remarketing” in this prospectus supplement.

The terms of the corporate units and senior notes require the remarketing agent to use its reasonable efforts to remarket the senior notes of holders participating in the remarketing at a price equal to approximately 100.5% of the purchase price for the treasury portfolio as described in this prospectus supplement. In the remarketing, the remarketing agent reset the interest rate on the senior notes to a rate sufficient to cause the price of all then outstanding senior notes participating in the remarketing to be approximately 100.5% of the purchase price for the treasury portfolio as described in this prospectus supplement.

Our Participation in the Remarketing

In this remarketing, we will be purchasing $197,500 aggregate principal amount of the senior notes. We will retire all of the senior notes we purchase in the remarketing. We will not receive any proceeds from the remarketing.

Use of Proceeds

The proceeds from the remarketing of the senior notes are estimated to be $404,789,744.45, before application of the remarketing agent’s fee. We will not receive any proceeds of the remarketing. Instead, the proceeds of senior notes held by holders of corporate units participating in the remarketing will be used to purchase the treasury portfolio described in this prospectus supplement, which treasury portfolio will then be pledged to secure the stock purchase obligations of the holders of the corporate units, with the proceeds in excess of the treasury portfolio purchase price being applied to pay the remarketing agent’s fee. After deducting the remarketing fee, the remarketing agent will remit to SunTrust Bank, as Purchase Contract Agent for payment to the holders of corporate units, the remaining portion of the proceeds from the remarketing of senior notes that were held by corporate unit holders that were remarketed. The total remarketing fee will be an amount equal to 0.25% of the purchase price for the treasury portfolio. See “Use of proceeds” in this prospectus supplement.

U.S. Federal Income Taxation

We have treated and will continue to treat the senior notes for U.S. federal income tax purposes as indebtedness subject to the Treasury regulations governing contingent payment debt instruments. These regulations are complex and their application to the senior notes following the remarketing is uncertain in some respects. Generally, assuming you report your income in a manner consistent with the method described in this prospectus supplement, the amount of income that you will recognize in respect of the senior notes should correspond to the economic accrual of income on the senior notes to you and the amount of income you would have recognized on an accrual basis if the senior notes were not subject to the contingent payment debt regulations. However, no assurance can be given that the Internal Revenue Service will agree with our position. For a detailed discussion, please see the section of this prospectus supplement entitled “United States federal income tax considerations”.

Listing	The senior notes will not be listed on any national securities exchange.

Risk factors

Investing in the senior notes involves risks, including the risks described below that are not specific to the senior notes and those that could affect us and our business. You should not purchase the senior notes unless you understand these investment risks. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. Before purchasing the senior notes, you should carefully consider the following discussion of risks and the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Forward-looking information.”

RISKS RELATED TO OUR BUSINESS

Our nonregulated businesses are riskier than our regulated businesses.

Our nonregulated operations have a higher level of risk than our regulated operations, which include our utility and gas transportation businesses. We expect to continue investing in natural gas projects and other related projects, some or all of which may involve nonregulated businesses or assets. These projects could involve risks associated with operational factors such as competition and dependence on certain suppliers and customers, and financial, economic and political factors, such as rapid and significant changes in prices of hydrocarbons and energy, the cost and availability of capital and counterparty risk, including the inability of a counterparty, customer or supplier to fulfill a contractual obligation.

Our businesses are subject to market and credit risks.

We are exposed to market and credit risks in all of our operations. To minimize the risk of commodity price fluctuations, we periodically enter into derivative transactions to hedge anticipated purchases and sales of natural gas, natural gas liquids, crude oil, fuel requirements and firm transportation commitments. Interest rate swaps are also used to manage interest rate risk. However, financial derivative instrument contracts do not eliminate the risks. Specifically, such risks include commodity price changes, market supply shortages, interest rate changes and counterparty default. The impact of these variables could result in our inability to fulfill contractual obligations, significantly higher energy or fuel costs relative to corresponding sales contracts or increased interest expense.

Increased competition could have a significant adverse financial impact on us.

The natural gas industry is expected to remain highly competitive, resulting from deregulation and other initiatives being pursued by the industry and regulatory agencies that allow customers increased options for energy supplies and service. The demand for natural gas is primarily a function of commodity prices, including prices for alternative energy sources, customer usage rates, weather, economic conditions and prices for service. Our ability to compete also depends on a number of other factors, including competition from other pipelines for our existing load, the efficiency, quality and reliability of the services we provide, and competition for throughput for our gathering systems and processing plants.

In the future, we may face additional competition from new entrants to the energy industry as a result of the Energy Policy Act of 2005. This comprehensive legislation signed into law by President Bush in August 2005 will substantially affect the regulation of energy companies. Among the important changes to be implemented as a result of this act is the repeal of the Public Utility Holding Company Act of 1935, or PUHCA, effective in February 2006. PUHCA imposed a number of restrictions, including restrictions on the structure of companies involved in the retail distribution of natural gas. As a result of the repeal of PUHCA, new competitors may enter the industry.

Risk factors

We cannot predict when we will be subject to other changes in legislation or regulation, nor can we predict the impact of these changes on our financial position, results of operations or cash flows. Although we believe our businesses are positioned to compete effectively in the energy market, there can be no assurances that this will be true in the future.

We may not be able to successfully make additional strategic acquisitions or integrate businesses we acquire into our operations.

Our ability to successfully make strategic acquisitions and investments will depend on: (1) the extent to which acquisitions and investment opportunities become available; (2) our success in bidding for the opportunities that do become available; (3) regulatory approval, if required, of the acquisitions on favorable terms; and (4) our access to capital, including our ability to use our equity in acquisitions or investments, and the terms upon which we obtain capital. If we are unable to make strategic investments and acquisitions, we may be unable to grow. If we are unable to successfully integrate new businesses into our operations, we could experience increased costs and losses on our investments.

Any reduction in our credit ratings could materially and adversely affect our business, financial condition, liquidity and results of operations.

Our senior unsecured debt has been assigned a rating by Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., which we refer to as “S&P,” of “BBB” (Stable) and by Moody’s Investors Service, Inc., which we refer to as “Moody’s,” of “Baa2” (Stable). We will seek to maintain an investment grade rating through prudent capital management and financing structures. However, we cannot assure you that any of our current ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. In particular, if S&P or Moody’s were to downgrade our long-term rating, particularly below investment grade, our borrowing costs would increase, which would adversely affect our financial results, and our potential pool of investors and funding sources could decrease. Further, if our short-term ratings were to fall below A-2 or P-2, the current ratings assigned by S&P and Moody’s, respectively, it could significantly limit our access to the commercial paper market. Any such downgrade of our long- or short-term ratings could increase our cost of capital and reduce the availability of capital and, thus, have a material adverse effect on our business, financial condition, liquidity and results of operations. Ratings from credit agencies are not recommendations to buy, sell or hold our securities. Each rating should be evaluated independently of any other rating.

We are subject to comprehensive energy regulation by governmental agencies and the recovery of our costs is dependent on regulatory action.

We are subject to comprehensive regulation by several federal, state and municipal utility regulatory agencies, which significantly influences our operating environment and our ability to recover our costs from utility customers. The utility regulatory authorities in Kansas, Oklahoma and Texas regulate many aspects of our utility operations, including customer service and the rates that we can charge customers. Federal, state and local agencies also have jurisdiction over many of our other activities, including regulation by the Federal Energy Regulatory Commission of our storage and interstate pipeline assets. The profitability of our regulated operations is dependent on our ability to pass costs related to providing energy and other commodities through to our customers. The current regulatory environment applicable to our regulated businesses could impair our ability to recover costs historically absorbed by our customers.

On October 4, 2005, the Oklahoma Corporation Commission unanimously approved an annual rate increase of $57.5 million for our Oklahoma Natural Gas Company division. Our Kansas Gas Service

Risk factors

division began operating under a new rate schedule effective September 22, 2003. As part of the order issued by the Kansas Corporation Commission, Kansas Gas Service cannot file a new rate case before May 15, 2006.

We are unable to predict the impact on our operating results from the future regulatory activities of these agencies. Changes in regulations or the imposition of additional regulations could have an adverse impact on our business, financial condition and results of operations.

We are subject to environmental regulations that could be difficult and costly to comply with.

We are subject to multiple environmental laws and regulations affecting many aspects of present and future operations, including air emissions, water quality, wastewater discharges, solid wastes and hazardous material and substance management. These laws and regulations generally require us to obtain and comply with a wide variety of environmental registrations, licenses, permits, inspections and other approvals. Failure to comply with these laws, regulations, permits and licenses may expose us to fines, penalties and/or interruptions in our operations that could be material to the results of operations. If an accidental leak or spill of hazardous materials occurs from our lines or facilities in the process of transporting natural gas or natural gas liquids or at any facility that we own, operate or otherwise use, we could be held jointly and severally liable for all resulting liabilities, including investigation and cleanup costs, which could materially affect our results of operations and cash flow. In addition, emission controls required under the Federal Clean Air Act and other similar federal and state laws could require unexpected capital expenditures at our facilities. We cannot assure you that existing environmental regulations will not be revised or that new regulations will not be adopted or become applicable to us. Revised or additional regulations that result in increased compliance costs or additional operating restrictions, particularly if those costs are not fully recoverable from customers, could have a material adverse effect on our business, financial condition and results of operations.

We own or retain legal responsibility for the environmental conditions at 12 former manufactured gas sites in Kansas. These sites contain potentially harmful materials that are subject to control or remediation under various environmental laws and regulations. A consent agreement with the Kansas Department of Health and Environment, or “KDHE,” presently governs all remediation work at these sites. The terms of the consent agreement allow us to investigate these sites and set remediation activities based upon the results of the investigations and risk analysis. We have commenced active remediation on six sites and have achieved regulatory closure at two of these locations, while active remediation continues on the remaining four sites. We have completed some analysis of the six other sites upon which no active remediation is being conducted. The site situations are not similar. We have no previous experience, beyond these 12 sites, with similar remediation efforts, and therefore are unable to fully estimate individual or aggregate costs that may be required to satisfy the remedial obligations.

Our preliminary review of similar cleanup efforts at former manufactured gas sites reveals that costs can range from $100,000 to $10 million per site. These estimates do not give effect to potential insurance recoveries, recoveries through rates or from unaffiliated parties, to which we may be entitled. At this time, we have not recorded any amounts for potential insurance recoveries or recoveries from unaffiliated parties, and we are not recovering any environmental amounts in rates. Total costs to remediate the two sites, which have achieved regulatory closure, were approximately $700,000. Total remedial costs for each of the remaining sites are expected to exceed $500,000 per site, but there is no assurance that costs to investigate and remediate the remaining sites will not be significantly higher. As more information related to the site investigations and remediation activities becomes available, and to the extent such amounts are expected to exceed our current estimates, additional expenses could be

Risk factors

recorded. Such amounts could be material to our results of operations and cash flows depending on the remediation done and number of years over which the remediation is completed.

Our expenditures for environmental evaluation and remediation to date have not been significant in relation to our results of operations and there have been no material adverse effects upon earnings related to compliance with environmental regulations.

We are subject to risks that could limit our access to capital, thereby increasing our costs and adversely affecting our results of operations.

We have grown rapidly in the last several years as a result of acquisitions. Further acquisitions may require additional external capital. If we are not able to access capital at competitive rates, our strategy of enhancing the earnings potential of our existing assets, including through acquisitions of complementary assets or businesses, will be adversely affected. A number of factors could adversely affect our ability to access capital, including: (1) general economic conditions; (2) capital market conditions; (3) market prices for gas, natural gas liquids and other hydrocarbons; (4) the overall health of the energy and related industries; (5) our ability to maintain our investment-grade credit ratings; and (6) our capital structure. Much of our business is capital intensive, and achievement of our long-term growth targets is dependent, at least in part, upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes significantly constrained, our interest costs will likely increase and our financial condition and future results of operations could be significantly harmed.

Our business could be adversely affected by strikes or work stoppages by our unionized employees.

As of October 24, 2005, approximately 794 of our 4,665 employees were represented by labor unions under collective bargaining agreements. We are involved periodically in discussions with labor unions representing some of our employees to negotiate or renegotiate labor agreements. We cannot predict the results of these negotiations, including whether any failure to reach new agreements will have a negative effect on our business, financial condition and results of operations or whether we will be able to reach agreement at all with the unions. Any failure to reach agreement on new labor contracts might result in a work stoppage. Any future work stoppage could, depending on the operations and the length of the work stoppage, have a material adverse effect on our business, financial condition and results of operations.

We do not fully hedge against price changes in commodities. This could result in decreased revenues and increased costs, thereby resulting in lower margins and adversely affecting our results of operations.

Our nonregulated businesses are exposed to market risk and the impact of market price fluctuations of natural gas, natural gas liquids, crude oil and power prices. Market risk refers to the risk of loss in cash flows and future earnings arising from adverse changes in commodity energy prices. Our primary exposure arises from fixed price purchase or sale agreements that extend for periods of up to five years, gas in storage utilized by the energy services segment, natural gas liquids in storage utilized by our natural gas liquids segment and the difference between natural gas and natural gas liquids prices with respect to our keep whole processing agreements. To a lesser extent, we are exposed to the risk of changing prices or the cost of transportation resulting from purchasing gas at one location and selling it at another (referred to as basis risk). To minimize the risk from market price fluctuations of natural gas, natural gas liquids and crude oil, we use commodity derivative instruments such as futures contracts, swaps and options to manage market risk of existing or anticipated purchases and sales of natural gas,

Risk factors

natural gas liquids and crude oil. We adhere to policies and procedures that limit our exposure to market risk from open positions and that monitor our market risk exposure.

Our distribution segment uses storage to minimize the volatility of gas costs by placing gas in storage during the summer months for consumption in the winter months. In addition, various gas supply contracts allow us the option to convert index-based purchases to fixed prices. Also, we use derivative instruments to hedge the cost of anticipated gas purchases during the winter heating months to protect customers of our Kansas operation from upward volatility in the market price of natural gas. From time to time, our Texas operation uses derivative instruments to mitigate the volatility of the cost of gas to protect its customers in the City of El Paso.

We could be subject to claims arising out of our ownership of a majority of the general partnership interest in Northern Border Partners, L.P., a publicly traded limited partnership.

In November 2004, we acquired Northern Plains Natural Gas Company and its wholly owned subsidiary Pan Border Gas Company, which we refer to collectively as Northern Plains. Northern Plains owns 82.5% of the general partnership interest and 500,000 limited partnership units, together representing a 2.73 percent ownership interest, in Northern Border Partners, a publicly traded limited partnership. As the holder of a majority of the general partnership interests in Northern Border Partners we have certain duties and responsibilities. Although we do not expect to incur any material liability relating to such duties or responsibilities, we cannot provide assurance that such claims will not arise or that any claims that do arise will not have an adverse effect on our business, financial condition or results of operation.

RISKS RELATED TO THE KOCH ACQUISITION

Our anticipated financial results from the Koch Acquisition could be adversely impacted if we are unable to successfully integrate the acquisition.

On July 1, 2005 we completed the acquisition of the natural gas liquids businesses owned by several affiliates of Koch Industries, Inc. for approximately $1.33 billion (see “Summary—Recent Developments”).

We believe that the Koch Acquisition will provide us with a number of benefits including improved operating results from fee-based contracts. For the Koch Acquisition, we have relied upon improved financial results from recently renegotiated contracts and the historical operations of those businesses. Our ability to realize the benefits will depend upon the successful integration of the Koch Acquisition, the retention of production volumes, a continuation of the currently favorable operating environment in the NGL market and the realization of the benefit from recent and on-going contract renegotiations. Our success in integrating the Koch Acquisition will involve, among other things, combining our operations with those of the acquired properties. There can be no assurance that our anticipated improved financial results from recently renegotiated contracts will be achieved. Additionally, our management may be required to dedicate significant time and effort to this integration and retention process, which could divert their attention from other business concerns.

RISKS RELATED TO THE SENIOR NOTES

Our holding company structure results in structural subordination and may affect our ability to make payments on the senior notes.

The senior notes are obligations exclusively of ONEOK, Inc. A substantial portion of our operations is conducted through our subsidiaries. As a result, a substantial portion of our cash flow and our ability to

Risk factors

service our debt, including the senior notes, depends upon the earnings of our subsidiaries. In addition, we depend on the distribution of earnings, loans or other payments by our subsidiaries to us.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the senior notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and business considerations.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the senior notes to participate in those assets, will be effectively subordinate to the claims of that subsidiary’s creditors, including trade creditors. Our subsidiaries have trade payables that are structurally senior to the senior notes. Any future trade payables would likewise be structurally senior to the senior notes and there are no restrictions on the ability of our subsidiaries to incur additional trade payables. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. Any transfer of assets from our parent company, ONEOK, Inc., to one or more of our subsidiaries would increase the effect of the structural subordination described above.

We could enter into various transactions that could increase the amount of our outstanding debt, or adversely affect our financial results, capital structure or credit rating, or otherwise adversely affect holders of the senior notes.

The terms of the senior notes and our indenture do not prevent us from entering into a variety of acquisition, disposition, change of control, financing, refinancing, recapitalization or highly leveraged transactions, other than any such transaction, with some exceptions, that results in us (i) subjecting any of our property to a lien, (ii) entering into a sale or leaseback transaction or (iii) merging or consolidating with, or selling all or substantially all of our assets to, another entity. See “Description of debt securities” in the accompanying prospectus. Subject to certain limitations, we could enter into such transactions even though the transactions could increase the total amount of our outstanding indebtedness, adversely affect our financial results, capital structure or credit ratings or otherwise adversely affect the holders of the senior notes. For example, the terms of the senior notes and our indenture would not prevent us from transferring some of our assets to Northern Border Partners, L.P. or any other entity in exchange for cash, equity interests or other consideration. If we accept equity interests in Northern Border Partners, L.P. or any other entity, we would have the normal risks of ownership in that entity.

There has not been, and there may not be, a public market for the senior notes.

Prior to this offering, no public market existed for the senior notes. We cannot assure you that any liquid market will develop for the senior notes, that holders of the senior notes will be able to sell their senior notes, or at what price holders would be able to sell their senior notes. The liquidity of any trading market in the senior notes and the market price quoted for such senior notes may be affected adversely by changes in the overall markets for corporate debt securities and by changes in our financial performance or prospects, or prospects for companies in our industry generally. We have been informed by the remarketing agent that it intends to make a market in the senior notes after this offering is completed, although it is not obligated to do so, and it may cease its market making at any time without notice. We do not intend to apply for listing of any senior notes on any securities exchange.

Risk factors

The U.S. federal income tax consequences of the purchase, ownership and disposition of the senior notes are uncertain.

No statutory, administrative or judicial authority directly addresses the treatment of the senior notes or similar instruments for U.S. federal income tax purposes. Because of the manner in which the interest rate on the senior notes is reset, we have treated and will continue to treat the senior notes as indebtedness subject to the Treasury regulations governing contingent payment debt instruments (referred to herein as the contingent payment debt regulations). Under the contingent payment debt regulations, regardless of your method of accounting for U.S. federal income tax purposes, you generally are required to include in your gross income interest on the senior notes on a constant yield basis at the comparable yield (as defined herein) before you receive a cash payment to which the income is attributable. Assuming that you report your income in a manner consistent with our discussion in the section of this prospectus supplement entitled “United States federal income tax considerations”, the amount of income that you will recognize for U.S. federal income tax purposes in respect of the senior notes generally should correspond to the economic accrual of income on the senior notes to you and the amount of income you would have recognized on an accrual basis if the senior notes were not subject to the contingent payment debt regulations. However, the contingent payment debt regulations are complex and the proper application of the contingent payment debt regulations to the senior notes following the remarketing is uncertain in some respects. It is possible that the Internal Revenue Service would successfully assert that the U.S. federal income tax consequences to you are different from the treatment described below in “United States federal income tax considerations”. A different treatment of the senior notes could affect the timing and character (but not the net amount) of income, gain or loss resulting from your ownership and disposition of the senior notes.

Use of proceeds

We will not receive any proceeds from the remarketing of the senior notes on behalf of holders of the corporate units participating in the remarketing.

We estimate that the total proceeds from the remarketing of senior notes comprising part of the corporate units will be $404,789,744.45. These proceeds will be used as follows:

➢	a portion will be used to purchase a specified portfolio of U.S. Treasury securities, or the treasury portfolio, that will be pledged to us, on behalf of holders of the corporate units, as security for the stock purchase contract obligations of such holders;

➢	a portion equal to 25 basis points (0.25%) of the purchase price for the treasury portfolio from the remarketing will be deducted and retained by the remarketing agent as a remarketing fee; and

➢	the amount in excess of the purchase price for the treasury portfolio and the remarketing fee will be remitted to SunTrust Bank, as the purchase contract agent, for payment to the holders of the corporate units participating in the remarketing.

Ratios of earnings to fixed charges

Our ratios of earnings to fixed charges were as follows for the periods indicated:

	Nine Months Ended September 30,				Year Ended December 31,
(Unaudited)	2005		2004		2004		2003		2002		2001		2000
Ratio of earnings to fixed charges	3.67	x	3.74	x	4.12	x	3.74	x	3.00	x	1.67	x	2.76	x

For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income for equity investees. “Fixed charges” consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases.

Description of the senior notes

The following description is a summary of the terms of our senior notes. The descriptions in this prospectus supplement and the accompanying prospectus contain a description of certain terms of the senior notes and the indenture but do not purport to be complete, and reference is hereby made to the indenture that is an exhibit to the registration statement and to the Trust Indenture Act of 1939. This summary supplements the description of debt securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

GENERAL

The senior notes to be remarketed were issued as a separate series of securities under an indenture dated December 28, 2001, and as supplemented by a supplemental indenture dated as of January 28, 2003 between us and SunTrust Bank, a Georgia banking corporation, as trustee. The senior notes will mature on February 16, 2008. The senior notes may not be redeemed prior to their stated maturity except as described below. The senior notes constitute senior debt securities as described in the accompanying prospectus. In addition to the senior notes, we may issue from time to time other series of senior debt securities under the indenture. Such other series will be separate from and independent of the senior notes. The following description of the terms of the senior notes supplements and modifies the description of the general terms of the debt securities set forth in the accompanying prospectus. You should read the accompanying prospectus along with this prospectus supplement. References in this prospectus supplement to senior notes refer to the 4% (to be reset to 5.510%) senior notes due February 16, 2008.

Because we conduct a significant portion of our operations through our subsidiaries, our ability to service our debt, including our obligations under the senior notes, and other obligations are dependent on the earnings of our respective subsidiaries and the payment of those earnings to us, in the form of dividends, loans or advances and through repayment of loans or advances from us. In addition, any payment of dividends, loans or advances by those subsidiaries could be subject to statutory or contractual restrictions. Our subsidiaries have no obligation to pay any amounts due on the senior notes.

The senior notes are not subject to a sinking fund provision and are not subject to defeasance. Unless a special event redemption occurs prior to February 16, 2006, the entire principal amount of the senior notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on February 16, 2008.

The senior notes will be remarketed in denominations of $25 and integral multiples of $25, without coupons, and may be transferred or exchanged, without service charge but upon payment of any taxes or other governmental charges payable in connection with the transfer or exchange, at the office described below. Payments on senior notes issued as a global security will be made to the depositary or a successor depositary. Principal and interest with respect to certificated notes will be payable, the transfer of the senior notes will be registrable and senior notes will be exchangeable for notes of a like aggregate principal amount in denominations of $25 and integral multiples of $25, at the office or agency maintained by us for this purpose in The City of New York. We have initially designated the corporate trust office of the indenture trustee as that office. However, at our option, payment of interest may be made by check mailed to the address of the holder entitled to payment or by wire transfer to an account appropriately designated by the holder entitled to payment.

The indenture does not contain provisions that afford holders of the senior notes protection in the event we are involved in a highly leveraged transaction or other similar transaction that may adversely affect such holders. The indenture does not limit our ability to issue or incur other unsecured debt or issue preferred stock.

Description of the senior notes

INTEREST

Following the remarketing, each senior note will bear interest at the rate of 5.510% per year effective from November 16, 2005, payable quarterly in arrears on February 16, May 16, August 16 and November 16 of each year. The first interest payment on the remarketed senior notes will be on February 16, 2006. Interest will be payable to the person in whose name the senior note is registered at the close of business on the first day of the month in which the interest payment date falls.

The amount of interest payable on the senior notes for any period will be computed (1) for any full quarterly period on the basis of a 360-day year of twelve 30-day months and (2) for any period shorter than a full quarterly period, on the basis of a 30-day month and, for any period less than a month, on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the senior notes is not a business day, then payment of the interest payable on such date will be made on the next day that is a business day (and without any interest or other payment in respect of any such delay), except that, if such business day is in the next calendar year, then such payment will be made on the preceding business day.

OPTIONAL REDEMPTION—SPECIAL EVENT

If a special event, as defined below, occurs and is continuing, prior to November 16, 2005, or, if the senior notes are not successfully remarketed pursuant to this remarketing, the purchase contract settlement date, we may redeem, at our option on any interest payment date, the senior notes in whole, but not in part, at a price equal to, for each senior note, the redemption amount, as defined below, plus accrued and unpaid interest thereon, which we refer collectively to as the redemption price, to the date of redemption, which we refer to as the “special event redemption date.” The redemption price payable in respect of all senior notes included in corporate units will be distributed to the collateral agent, which in turn will apply an amount equal to the redemption amount of such redemption price to purchase the Treasury portfolio on behalf of the holders of the corporate units and remit the remaining portion (net of fees and expenses, if any), if any, of such redemption price to the purchase contract agent for payment to the holders of the corporate units. Thereafter, the applicable ownership interest of the Treasury portfolio will be substituted for the senior notes and will be pledged to us through the collateral agent to secure the corporate unit holders’ obligations to purchase our shares of common stock under the related purchase contract. Holders of senior notes that are not part of corporate units will directly receive proceeds from the redemption of the senior notes.

“Accounting event” means the receipt by the audit committee of our Board of Directors of a written report in accordance with Statement on Auditing Standards (“SAS”) No. 97, “Amendment to SAS No. 50—Reports on the Application of Accounting Principles,” from our independent auditors, provided at the request of management, to the effect that, as a result of a change in accounting rules after the date of original issuance of the senior notes, we must either (a) account for all or any portion of the purchase contracts as derivatives under SFAS 133 (or otherwise mark-to-market or measure at fair value all or any portion of the purchase contracts, with changes appearing in our income statement) or (b) account for the equity units using the if-converted method under SFAS 128, and that such accounting treatment will cease to apply upon redemption of the senior notes.

“Applicable principal amount” means the aggregate principal amount of the senior notes that are part of the corporate units on the special event redemption date.

“Quotation agent” means any primary U.S. government securities dealer selected by us.

Description of the senior notes

“Redemption amount” means, for each senior note, the product of the principal amount of such senior note and a fraction, the numerator of which is the Treasury portfolio purchase price, as defined below, and the denominator of which is the applicable principal amount, as defined above.

“Special event” means either a tax event, as defined below, or an accounting event, as defined above.

“Tax event” means the receipt by us of an opinion of counsel, rendered by a law firm having a recognized national law practice, to the effect that, as a result of any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative decision, pronouncement, judicial decision or action interpreting or applying such laws or regulations, which amendment or change is effective or which proposed change, pronouncement, action or decision is announced on or after the date of issuance of senior notes, there is more than an insubstantial increase in the risk that interest payable by us on the senior notes is not, or within 90 days of the date of such opinion, will not be, deductible by us, in whole or in part, for United States federal income tax purposes.

“Treasury portfolio” means a portfolio of U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to February 15, 2006 in an aggregate amount at maturity equal to the applicable principal amount and with respect to each scheduled interest payment date on the senior notes that occurs after the special event redemption date, to and including the purchase contract settlement date, U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to the business day immediately preceding such scheduled interest payment date in an aggregate amount at maturity equal to the aggregate interest payment (assuming no reset of the interest rate) that would be due on the applicable principal amount of the senior notes on such date.

“Treasury portfolio purchase price” means the lowest aggregate ask-side price quoted by a primary U.S. government securities dealer to the quotation agent between 9:00 a.m. and 11:00 a.m., New York City time, on the third business day immediately preceding the special event redemption date for the purchase of the Treasury portfolio described below for settlement on the special event redemption date.

BOOK-ENTRY SYSTEM

The senior notes will be issued in the form of one or more global certificates, which are referred to as global securities, registered in the name of the depositary or its nominee. Except under the limited circumstances described below, senior notes represented by the global securities will not be exchangeable for, and will not otherwise be issuable as, senior notes in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in certificated form. These laws may impair the ability to transfer beneficial interests in such a global security.

Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of senior notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing senior notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of the depositary or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of the depositary or if such person is not

Description of the senior notes

a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

In the event that:

➢	the depositary notifies us that it is unwilling or unable to continue as a depositary for the global security certificates and no successor depositary has been appointed within 90 days after this notice;

➢	an event of default occurs and is continuing with respect to the senior notes; or

➢	we determine in our sole discretion that we will no longer have senior notes represented by global securities,

certificates for the senior notes will be printed and delivered in exchange for beneficial interests in the global security certificates. Any global note that is exchangeable pursuant to the preceding sentence shall be exchangeable for senior note certificates registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

United States federal income tax considerations

The following summary describes the material U.S. federal income tax consequences of purchasing, owning and disposing of the senior notes. This summary applies to you only if you are a beneficial owner of a senior note and you acquire the senior note in this remarketing at the price to the public set forth on the front cover of this prospectus supplement.

This summary deals only with senior notes held as capital assets (generally, investment property) and does not deal with special tax situations such as:

➢	dealers in securities or currencies;

➢	traders in securities;

➢	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

➢	persons holding senior notes as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

➢	persons subject to the alternative minimum tax;

➢	certain U.S expatriates;

➢	financial institutions;

➢	insurance companies;

➢	controlled foreign corporations, passive foreign investment companies, regulated investment companies, real estate investment trusts, and shareholders of such corporations;

➢	entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts;

➢	pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal income tax purposes, and beneficial owners of pass-through entities; and

➢	beneficial owners of the senior notes being remarketed in this remarketing; and

➢	persons that acquire the senior notes other than in this remarketing or for a price other than the price to the public set forth on the front cover of this prospectus supplement.

This summary does not discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this summary does not discuss any U.S. state or local income or foreign income or other tax consequences. This summary is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative pronouncements and judicial authority, all as in effect or in existence as of the date of this prospectus supplement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of senior notes as set forth in this summary. No statutory, administrative or judicial authority directly addresses the treatment of the senior notes or similar instruments for U.S. federal income tax purposes and, thus, certain aspects of the tax consequences described in this summary are uncertain. Further, we have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (“IRS”) with respect to any aspect of the discussion herein. Consequently, we can give no assurance that the IRS will not challenge any of the U.S. federal income tax consequences described herein or that, if challenged, a court would not agree with the IRS.

United States federal income tax considerations

Accordingly, you are urged to consult your tax advisor about the U.S. federal income tax consequences of purchasing, owning and disposing of senior notes, including the application to your particular situation of the U.S. federal income tax considerations discussed below, as well as any tax consequences that may arise under the tax laws of any U.S. state or local or foreign jurisdiction or under any applicable income tax treaty.

CLASSIFICATION OF THE SENIOR NOTES

In connection with the original issuance of the senior notes in January 2003, our then special tax counsel delivered an opinion that, under then current law, and based on certain representations, facts and assumptions set forth in such opinion, the senior notes should be classified as indebtedness for U.S. federal income tax purposes. Generally, characterization of an obligation as indebtedness for U.S. federal income tax purposes is made at the time of the issuance of the obligation and an instrument that is properly characterized as indebtedness for such purpose at the time of issuance retains that characterization. Consistent with the opinion referred to above, we have treated and will continue to treat the senior notes as indebtedness for U.S. federal income tax purposes. However, an opinion of counsel is not binding on the IRS or the courts, and it is possible that the IRS would successfully assert that the senior notes are not properly treated as indebtedness prior to the remarketing, in which case, the tax consequences to you from the ownership and disposition of the senior notes may differ from those described below.

Because of the manner in which the interest rate on the senior notes is reset, and consistent with the opinion referred to above, we have treated, and will continue to treat, the senior notes as indebtedness that is subject to the “noncontingent bond method” for accruing original issue discount, as set forth in the applicable Treasury regulations (“contingent payment debt regulations”). However, the contingent payment debt regulations are complex and the proper application of these regulations to the senior notes following the remarketing is uncertain in a number of respects. It is possible that the IRS would successfully assert that the U.S. federal income tax consequences to a beneficial owner of the senior notes that acquires them in the remarketing is different from the treatment described below. A different application of the contingent payment debt regulations or a different treatment of the senior notes could affect the timing and character (but not the net amount) of income, gain or loss resulting from the ownership and disposition of the senior notes. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences resulting from your ownership and disposition of the senior notes.

The remainder of this discussion assumes that the senior notes will be treated as indebtedness that is subject to the contingent payment debt regulations.

U.S. HOLDERS

The following summary applies to you only if you are a U.S. holder (as defined below).

Definition of a U.S. holder

A “U.S. holder” is a beneficial owner of a senior note that is for U.S. federal income tax purposes:

➢	an individual citizen or resident of the United States;

➢	a corporation (or other entity classified as a corporation for these purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

➢	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

United States federal income tax considerations

➢	a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (within the meaning of the Code) have the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a “United States person.”

Interest accruals based on comparable yield and projected payment schedule

Under the contingent payment debt regulations, regardless of your usual method of accounting for U.S. federal income tax purposes, you are required to include interest income on a senior note in your gross income on a constant yield basis based on the “comparable yield” of the senior notes that was determined at the time of issuance of the senior notes, subject to the adjustments described below. The comparable yield of the senior notes was the rate at which we could have issued, at the time of issuance of the senior notes, a fixed-rate debt instrument with no contingent payments but with terms and conditions otherwise similar to those of the senior notes. Under the contingent payment debt regulations, solely for purposes of determining the amount of interest income that accrues on the senior notes, we were required, at the time of issuance of the senior notes, to construct a “projected payment schedule” in respect of the senior notes representing a series of payments the amount and timing of which would produce a yield to maturity on the senior notes equal to the comparable yield. We determined, as of the issue date of the senior notes, that the comparable yield was an annual rate of 4.90%. Based on the comparable yield, the projected payment schedule for the senior notes per $25 of principal amount was $0.30 on May 16, 2003, $0.25 for each subsequent quarter ending on or prior to November 16, 2005, $0.39 for each quarter ending after November 16, 2005 and $25.39 at the maturity date (which includes the stated principal amount of the senior notes as well as the final projected interest payment).

For U.S. federal income tax purposes, you generally are required under the contingent payment debt regulations to use the comparable yield and the projected payment schedule in determining interest accruals and adjustments in respect of a senior note, unless you timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS. However, there is uncertainty regarding the manner in which the contingent payment debt regulations apply to the remarketing, including whether there should be a change in the projected payment schedule and the precise mechanics for determining the total amount and timing of the adjustments to the interest accruals. For our own reporting purposes, we have used, and intend to continue using without any changes, the original projected payment schedule created at the time of the issuance of the senior notes. This discussion assumes that you will use this original projected payment schedule as well.

Furthermore, assuming that you report your income in a manner consistent with our position described below, the amount of income that you will recognize in respect of a senior note generally should correspond to the economic accrual of income on the senior note to you and the amount of income you would have recognized on an accrual basis if the senior note were not a contingent payment debt obligation. However, no assurance can be given that the IRS will agree with the application of the contingent payment debt regulations to the remarketing in the manner described below.

Subject to the discussions under “—Adjustments to accruals of interest; adjusted tax basis of the senior notes”, the amount of interest on a senior note that accrues in an accrual period is the product of the comparable yield on the senior note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the senior note as of the beginning of the accrual period. The daily portions of interest in respect of a senior note are determined by allocating to each day in an accrual period the ratable portion of interest on the senior note that accrues in the accrual period. We have determined that the initial adjusted issue price of a senior note purchased in the remarketing will equal $25.67 per $25 principal amount as of the date of the remarketing (the initial adjusted issue price). For any accrual period

United States federal income tax considerations

thereafter, the adjusted issue price will be (x) the sum of the initial adjusted issue price of the senior note and all interest previously accrued on such senior note starting from the remarketing date (disregarding any positive or negative adjustments described below) minus (y) the total amount of the projected payments on the senior note for all previous accrual periods starting from the remarketing date.

Adjustments to accruals of interest; adjusted tax basis of the senior notes

As a result of the remarketing, the interest rate on the senior notes will be reset to 5.510% per year, and all the remaining payments will become fixed. Accordingly, the senior notes will be subject to special rules that are applicable to contingent payment debt instruments for which all of the contingent payments have become fixed at the same time. Under these rules, you must take into account positive or negative adjustments to the projected payment schedule in a reasonable manner over the period to which such adjustments relate. Based on the annual reset rate of 5.510%, actual payments on the senior notes, per $25 principal amount, will be approximately $0.34 for each quarterly payment date ending after November 16, 2005. Because these payments will differ from the projected quarterly payments of $0.39, you and we will be required to account for these differences as negative adjustments to interest accrued and included in your gross income based on the comparable yield of 4.90% in a reasonable manner over the period to which they relate.

Your initial tax basis in a senior note acquired in the remarketing will equal the amount that you pay for the senior note. Your adjusted tax basis in a senior note acquired in the remarketing will equal the amount that you pay for the senior note, increased by interest on the senior note included in your gross income starting from the date of the remarketing (disregarding any positive or negative adjustments, other than those described in the next paragraph) and decreased by the total amount of the projected payments on the senior note for all previous accrual periods starting from the date of the remarketing.

If your initial tax basis in a senior note acquired in the remarketing differs from the initial adjusted issue price of such senior note(i.e., $25.67 per $25 principal amount), you will be required to make additional negative or positive adjustments to interest accrued and included in your gross income in each period. You should take into account any difference between your initial tax basis in the senior note and the initial adjusted issue price of the senior note by reasonably allocating this difference to daily portions of interest or to projected payments over the remaining term of the senior note. If your initial tax basis in a senior note is greater than its initial adjusted issue price, you should take the difference into account as a negative adjustment on the date the daily portion accrues or the projected payment is made. If your initial tax basis in a senior note is less than its initial adjusted issue price, you should take the difference into account as a positive adjustment on the date the daily portion accrues or the projected payment is made. The adjusted tax basis of a senior note should be decreased by any such negative adjustments and increased by any such positive adjustments.

If your total negative adjustments with respect to your senior note in a taxable year exceed your total positive adjustments with respect to your senior note in the taxable year, such excess will be a net negative adjustment that first will reduce the amount of interest income on your senior note in the taxable year. Any remaining excess will then be allowed as an ordinary loss to you to the extent your total interest income on the senior note for all prior taxable years exceeds your net negative adjustments with respect to your senior note treated as ordinary loss in all prior taxable years. The ordinary loss will not be subject to the 2% floor limitation imposed on miscellaneous itemized deductions under Section 67 of the Code. If your total positive adjustments with respect to your senior note in a taxable year exceed your total negative adjustments with respect to your senior note in the taxable year, such excess will be a net positive adjustment that will be treated as additional interest income in the taxable year.

United States federal income tax considerations

Certain U.S. holders will receive IRS Forms 1099-OID reporting interest accruals on their senior notes. Those forms will not, however, reflect the effect of any positive or negative adjustments resulting from your purchase of a senior note in the remarketing at a price that differs from its adjusted issue price on the date of purchase. You are urged to consult your tax advisor as to whether, and how, such adjustments should be made to the amounts reported on any IRS Form 1099-OID.

Sale, exchange, or other disposition of the senior notes

Upon a sale, exchange, or other disposition of a senior note (including a redemption), you generally will recognize gain or loss equal to the difference between the amount realized on the disposition and your adjusted tax basis in the senior note at the time of the disposition. Such gain or loss generally will be capital gain or loss (except to the extent of any positive adjustment to the projected payment schedule that you have not yet accrued and included in income, which will separately be treated as interest income) and generally will be long-term capital gain or loss if you held the senior note for more than one year immediately prior to the disposition. However, capital gain or loss treatment is not free from doubt. It is possible that gain and, to some extent, loss recognized on the sale, exchange or other disposition of a senior note that occurs during the six-month period following the date the interest rate is reset may be treated as ordinary income or loss unless no further payments are due during the remainder of such six-month period. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup withholding

In general, “backup withholding” at a rate of 28% may apply:

➢	to any payments made to you of principal of and interest on your senior note, and

➢	to payment of the proceeds of a sale or other disposition of your senior note,

if you are a non-corporate U.S. holder and you fail to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules.

The backup withholding tax is not an additional tax and may be credited against your U.S. federal income tax liability, provided that correct information is timely provided to the IRS.

Non-U.S. holders

The following summary applies to you if you are a beneficial owner of a senior note and you are neither a U.S. holder (as defined above) nor a partnership (or an entity or arrangement classified as a partnership for U.S. federal tax purposes) (a “non-U.S. holder”). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by among other ways, being present in the United States:

➢	on at least 31 days in the calendar year, and

➢	for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year.

Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

U.S. federal withholding tax

Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of principal of and

United States federal income tax considerations

interest (including original issue discount) on your senior notes under the “portfolio interest” exception of the Code, provided that in the case of interest:

➢	you do not, directly or indirectly, actually or constructively, own ten percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder;

➢	you are not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Code);

➢	you are not a bank receiving interest described in section 881(c)(3)(A) of the Code;

➢	such interest is not effectively connected with your conduct of a U.S. trade or business; and

➢	you provide a signed written statement, on an IRS Form W-8BEN (or other applicable form) which can reliably be related to you, certifying under penalties of perjury that you are not a “United States person” within the meaning of the Code and providing your name and address to:

(A)	us or our paying agent; or

(B)	a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it, or the bank or financial institution between it and you, has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

The applicable Treasury regulations provide alternative methods for satisfying the certification requirement described in this section. In addition, under these Treasury regulations, special rules apply to pass-through entities and this certification requirement may also apply to beneficial owners of pass-through entities.

If you cannot satisfy the requirements of the “portfolio interest” exception described above, payments of interest made to you will be subject to 30% U.S. federal withholding tax. If an income tax treaty applies to you, however, you may be eligible for a reduced rate of withholding. Similarly, interest payments on the senior notes that are effectively connected with your conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. “permanent establishment” maintained by you), are not subject to withholding tax, but instead are subject to U.S. federal income tax, as described below. In order to claim any such exemption or reduction in the withholding tax, you should provide us or our paying agent with a properly executed (1) IRS Form W-8ECI (or other applicable form) stating that interest paid on your senior notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States, or (2) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in this withholding tax under an applicable income tax treaty.

U.S. federal income tax

Except for the possible application of U.S. federal withholding tax (see “—U.S. federal withholding tax” above) and backup withholding tax (see “—Backup withholding and information reporting” below), you generally will not have to pay U.S. federal income tax on payments of principal of and interest on your senior notes, or on any gain or accrued interest realized from the sale, redemption, retirement at maturity or other disposition of your senior notes unless:

➢	in the case of interest payments or disposition proceeds representing accrued interest, you cannot satisfy the requirements of the “portfolio interest” exception described above or obtain a complete

United States federal income tax considerations

exemption from U.S. federal income tax on interest under an income tax treaty (and your U.S. federal income tax liability has not otherwise been fully satisfied through the U.S. federal withholding tax described above);

➢	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of your senior notes and specific other conditions are met (in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even though you are not considered a resident alien under the Code); or

➢	the interest or gain is effectively connected with your conduct of a U.S. trade or business and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest or gain in respect of your senior notes is effectively connected with the conduct of your trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. “permanent establishment” maintained by you), the interest or gain generally will be subject to U.S. federal income tax on a net basis at the regular graduated rates and in the manner applicable to U.S. holders (as discussed above under “—U.S. Holders”). However, the interest will be exempt from the withholding tax discussed in the preceding paragraphs if you provide a properly executed IRS Form W-8ECI (or other applicable form) on or before any payment date to claim the exemption. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under an applicable U.S. income tax treaty.

Backup withholding and information reporting

Under current Treasury regulations, backup withholding and information reporting will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are not a “United States person” as described under “—U.S. federal withholding tax” above, and provided that neither we nor our paying agent has actual knowledge that you are a “United States person”. However, we or our paying agent may be required to report to the IRS and you payments of interest on the senior notes and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of a treaty or agreement.

The gross proceeds from the disposition of your senior notes may be subject to information reporting and backup withholding tax at a rate of up 28%. If you sell your senior notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your senior notes through a non-U.S. office of a broker that:

➢	is a “United States person” (as defined in the Code);

➢	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

➢	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

United States federal income tax considerations

➢	is a foreign partnership, if at any time during its tax year:

➢	one or more of its partners are “United States persons” that in the aggregate hold more than 50% of the income or capital interests in the partnership; or

➢	the foreign partnership is engaged in a U.S. trade or business,

unless the broker has documentary evidence in its files that you are not a “United States person” and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your senior notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide an IRS Form W-8BEN (or other applicable form) certifying that you are not a “United States person” or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Remarketing

Under the terms and conditions contained in a remarketing agreement dated January 23, 2003, and a remarketing agreement supplement dated November 8, 2005, UBS Securities LLC agreed to act as the exclusive remarketing agent and use its reasonable efforts to remarket the senior notes on November 10, 2005 at an aggregate price of approximately 100.5% of the purchase price for the treasury portfolio, described below. In connection with the remarketing, UBS Securities LLC, as remarketing agent, reset the rate of interest payable on the senior notes so that the senior notes could be remarketed at that price. The portion of the proceeds from the remarketing of any senior notes held as part of corporate units participating in the remarketing that is equal to the treasury portfolio purchase price of $402,777,055.71 will be applied to purchase, on behalf of the holders of those corporate units, a portfolio of U.S. Treasury securities consisting of:

➢	U.S. treasury securities that mature on or prior to February 15, 2006 in an aggregate amount equal to the principal amount of the senior notes included in corporate units participating in the remarketing; and

➢	U.S. treasury securities that mature on or prior to February 15, 2006 in an aggregate amount equal to the aggregate interest payment that would be due on February 16, 2006 if the interest rate on the senior notes had not been reset in connection with this remarketing.

The treasury portfolio described above will be substituted for the senior notes that are components of corporate units and will be pledged to the collateral agent for our benefit to secure the corporate unit holders’ obligation to purchase our common stock under the purchase contracts.

At the maturity of the purchase contracts, proceeds of the treasury portfolio in an amount equal to the principal amount of the senior notes will be automatically applied to satisfy the holders’ obligation to purchase our common stock under the purchase contracts. Any additional proceeds of the treasury portfolio will be distributed to the corporate units holders.

As used in this context, “treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the date of a successful remarketing for the purchase of the treasury portfolio described above for settlement on or before February 15, 2006.

“Quotation agent” means UBS Securities LLC or its successor or any other primary U.S. government securities dealer in New York City selected by us.

The remarketing agreement provides that the remarketing agent must remarket the senior notes at a price equal to approximately 100.5% of the treasury portfolio purchase price plus the purchase price for the separate senior notes, if any. The remarketing agreement provides that the remarketing is subject to customary conditions precedent, including, without limitation, the delivery of legal opinions.

The remarketing agent will deduct, as a remarketing fee, an aggregate amount equal to 25 basis points (0.25%) of the purchase price for the treasury portfolio from any amount of such proceeds in excess of the purchase price for the treasury portfolio.

With respect to the proceeds from the remarketing of senior notes comprising part of corporate units participating in the remarketing, the amount in excess of the purchase price for the treasury portfolio plus the remarketing fee equal to up to 25 basis points (0.25%) of the purchase price of the treasury portfolio will be remitted to SunTrust Bank, as the purchase contract agent, for payment to the holders of those corporate units.

Remarketing

Corporate unit holders will not otherwise be responsible for the payment of any remarketing fees in connection with the remarketing.

The senior notes have no established trading market. The remarketing agent has advised us that it intends to make a market in the senior notes, but it has no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the senior notes.

In order to facilitate the remarketing of the senior notes, the remarketing agent may engage in transactions that stabilize, maintain or otherwise affect the price of the senior notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the senior notes. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases. We and the remarketing agent make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the senior notes. In addition, we and the remarketing agent make no representation that the remarketing agent will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We have agreed to indemnify the remarketing agent against certain liabilities, including, without limitation, liabilities under the Securities Act of 1933, arising out of or in connection with their duties under the remarketing agreement and the supplemental remarketing agreement.

In the ordinary course of business the remarketing agent and/or certain of its affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, financial advisory and underwriter services to us and our affiliates for which they have in the past received, and may in the future receive, customary compensation. UBS Securities LLC is the syndication agent, joint lead arranger and joint book manager under our existing 364-day credit facility and its affiliate is a lender under that facility and is also a lender under our existing 5-year term loan facility.

Legal matters

Various legal matters, including the validity of the senior notes offered by this prospectus supplement, will be passed on for ONEOK by Gable & Gotwals, Tulsa, Oklahoma and by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York. The validity of the senior notes will be passed on for the remarketing agent by Shearman & Sterling LLP, New York, New York.

ONEOK, Inc.

$1,042,222,000

Debt Securities

Common Stock

Preferred Stock

Stock Purchase Contracts

Stock Purchase Units

We may offer from time to time in one or more issuances, (1) one or more series of unsecured Debt Securities, which may be senior notes or debentures or other unsecured evidences of indebtedness, (2) shares of our Common Stock, (3) shares of our Preferred Stock, (4) Stock Purchase Contracts or (5) Stock Purchase Units. The Debt Securities, which may include terms permitting or requiring holders to convert or exchange their Debt Securities for Common Stock or other securities; the Common Stock; the Preferred Stock, which may include terms permitting or requiring holders to convert or exchange their Preferred Stock for Common Stock or other securities; the Stock Purchase Contracts; and the Stock Purchase Units are collectively referred to in this prospectus as the “Securities.” The aggregate initial offering price of the Securities that are offered will not exceed $1,042,222,000. We will offer the Securities in an amount and on terms to be determined by market conditions at the time of the offering.

We will provide you with the specific terms of the particular Securities being offered in supplements to this prospectus. You should read this prospectus and each related supplement carefully before you invest. This prospectus may not be used to sell Securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 23, 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that ONEOK (“we” or “ONEOK”) filed with the Securities and Exchange Commission using a “shelf” registration process. Using this process, we may offer the Securities described in this prospectus in one or more offerings with a total initial offering price of up to $1,042,222,000. This prospectus provides you with a general description of the Securities we may offer. Each time we offer Securities, we will provide you a prospectus supplement and any pricing supplement that will contain information about the specific terms of that particular offering. The prospectus supplement or pricing supplement may also add, update or change information contained in this prospectus. To obtain additional information that may be important to you, you should read the exhibits filed by us with the registration statement of which this prospectus is a part and our other filings with the Securities and Exchange Commission. You also should read this prospectus and any prospectus supplement or pricing supplement together with the additional information described under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operations of the Securities and Exchange Commission Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site that contains information we file electronically with the Securities and Exchange Commission, which you can access over the Internet at http://www.sec.gov. Our Common Stock is listed on the New York Stock Exchange (NYSE: OKE), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission relating to the Securities. As permitted by Securities and Exchange Commission rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits we file with the Securities and Exchange Commission. You may refer to the registration statement and the exhibits for more information about us and the Securities. The registration statement and the exhibits are available at the Securities and Exchange Commission’s Public Reference Room or through its Web site.

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede some of this information. We incorporate by reference the documents listed below, and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the Securities. The documents we incorporate by reference are:

•	our annual report on Form 10-K for the year ended December 31, 2001, as amended;

•	our reports on Form 10-Q for the quarterly periods ended March 31, 2002, as amended, June 30, 2002, as amended, and September 30, 2002;

•	our current reports on Form 8-K dated January 8, 2002, January 18, 2002, March 21, 2002, June 3, 2002, June 5, 2002, June 24, 2002, August 7, 2002, August 12, 2002, August 23, 2002 (two separate reports), August 30, 2002, September 20, 2002, September 25, 2002, October 15, 2002, October 17, 2002, November 7, 2002, November 8, 2002, November 27, 2002, December 16, 2002, January 3, 2003 (two separate reports), January 9, 2003, January 12, 2003, January 14, 2003 and January 17, 2003;

•	the description of our Common Stock contained in our Form 8-A registration statement filed with the Securities and Exchange Commission on November 21, 1997, including any amendment or report filed for the purpose of updating that description; and

•	the description of our preferred share purchase rights contained in our Form 8-A registration statement filed with the Securities and Exchange Commission on November 28, 1997, including any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

ONEOK, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

Attention: Chief Financial Officer

Telephone: (918) 588-7000

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell Securities if it is accompanied by a prospectus supplement. We are only offering the Securities in states where the offer is permitted. You should not assume that the information in this prospectus, the applicable prospectus supplement or any applicable pricing supplement is accurate as of any date other than the date on the front of those documents.

FORWARD-LOOKING INFORMATION

Some of the statements contained and incorporated in this prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in various circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this prospectus identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on the forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	risks associated with any reduction in our credit ratings;

•	the effects of weather and other natural phenomena on sales and prices;

•	competition from other energy suppliers as well as alternative forms of energy;

•	the capital intensive nature of our business;

•	further deregulation, or “unbundling,” of the natural gas business;

•	competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation, or “unbundling,” of the natural gas business;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities as a result of changes in energy prices or the financial condition of our trading partners;

•	economic climate and growth in the geographic areas in which we do business;

•	the uncertainty of gas and oil reserve estimates;

•	the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity and crude oil;

•	the effects of changes in governmental policies and regulatory actions, including with respect to accounting policies, income taxes, environmental compliance, authorized rates and recovery of gas costs;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock market returns;

•	risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the results of administrative proceedings and litigation involving the Oklahoma Corporation Commission and the Kansas Corporation Commission or any other local, state or federal regulatory body;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	actions taken by Westar Energy, Inc., formerly Western Resources, Inc., with respect to its investment in ONEOK, including, without limitation, the effect of a sale of our shares of common stock and preferred stock beneficially owned by Westar Energy;

•	the risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth or recovery in the U.S. economy or the risk of increased cost for insurance premiums, security and other items as a consequence of the September 11, 2001 terrorist attacks; and

•	the other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking information.

ABOUT ONEOK

ONEOK and its subsidiaries engage in several aspects of the energy business. We purchase, gather, process, transport, store and distribute natural gas. We drill for and produce oil and natural gas, extract, sell and market natural gas liquids and are engaged in the natural gas, crude oil and natural gas liquids marketing and trading business. We are the largest natural gas distributor in Kansas and Oklahoma, providing service as a regulated public utility to wholesale and retail customers. Our largest markets in Oklahoma are the Oklahoma City and Tulsa metropolitan areas and in Kansas are Wichita, Topeka and Johnson County, which includes Overland Park, Kansas. In addition, upon completion of the contemplated acquisition of the Texas assets of Southern Union Company, we will be the third largest natural gas distributor in Texas. We also own and operate an electric generating plant and engage in wholesale marketing of electricity. Our energy marketing and trading operations provide service to customers in 28 states.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, we will use the net proceeds from the sale of the Securities offered by this prospectus for general corporate purposes. These purposes may include repayment and refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods shown is as follows:

For the nine months ended September 30, 2002	For the year ended December 31, 2001	For the year ended December 31, 2000	For the four months ended December 31, 1999	For the years ended August 31,
				1999	1998	1997
3.35x	2.01x	2.88x	2.98x	4.06x	5.50x	3.51x

We have computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, “earnings” consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income from equity investees. “Fixed charges” consists of interest charges, the representative interest portion of operating leases and the amortization of debt discounts and issue costs.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

Our ratio of earnings to combined fixed charges and preferred stock dividend requirements for each of the periods shown is as follows:

For the nine months ended September 30, 2002	For the year ended December 31, 2001	For the year ended December 31, 2000	For the four months ended December 31, 1999	For the years ended August 31,
				1999	1998	1997
2.23x	1.43x	1.93x	1.76x	1.93x	2.52x	3.48x

For purposes of computing the ratio of earnings to combined fixed charges and preferred dividend requirements, “earnings” consists of net income plus fixed charges and income taxes, less undistributed income from equity investees. “Fixed charges” consists of interest charges, the amortization of debt discounts and issue costs and the representative interest portion of operating leases. “Preferred dividend requirements” consists of the pre-tax preferred dividend requirement.

DESCRIPTION OF DEBT SECURITIES

The following description states the general terms and provisions of our unsecured Debt Securities. In this prospectus, “Debt Securities” means the debentures, notes, bonds and other evidences of indebtedness that we will issue under an Indenture that we entered into with SunTrust Bank, as trustee, on December 28, 2001. Each prospectus supplement that we provide when we offer Debt Securities will describe the specific terms of the Debt Securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Debt Securities.

We have summarized the material terms and provisions of the Indenture in this section. The summary is not complete. We have filed the form of the Indenture as an exhibit to the registration statement of which this prospectus forms a part. You should read the form of Indenture for additional information before you buy any Debt Securities. The Indenture is qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act of 1939 for provisions that apply to the Debt Securities. This summary also is subject to and qualified by reference to the description of the particular terms of the Debt Securities described in the applicable prospectus supplement or supplements and pricing supplement or supplements. Capitalized terms used but not defined in this summary have the meanings specified in the Indenture.

The Debt Securities will be our unsecured obligations and will rank equally with any of our other senior, unsecured debt. Debt Securities issued under the Indenture will be issued as part of a series that has been established pursuant to a supplemental indenture or other corporate action designating the specific terms of the series of Debt Securities. A prospectus supplement will describe these terms and will include, among other things, the following:

•	the title of the Debt Securities of the particular series;

•	the total principal amount of those Debt Securities and the percentage of their principal amount at which we will issue those Debt Securities;

•	the date or dates on which the principal of those Debt Securities will be payable;

•	the interest rate, the method for determining the interest rate (if the interest rate is variable), the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	the place or places where payments on those Debt Securities will be made, where holders may surrender their Debt Securities for transfer or exchange and where to serve notices or demands;

•	any provisions for optional redemption or early repayment;

•	any provisions that would obligate us to redeem, purchase or repay those Debt Securities;

•	any provisions for conversion or exchange of the Debt Securities;

•	whether payments on the Debt Securities of the particular series will be payable by reference to any index, formula or other method;

•	any deletions from, changes of or additions to the events of default or covenants described in this prospectus;

•	the portion of the principal amount of those Debt Securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of all or any portion of those Debt Securities, any additional conditions or limitations to defeasance of those Debt Securities or any changes to those conditions or limitations;

•	any provisions granting special rights to holders of the Debt Securities of the particular series upon the occurrence of events identified in the prospectus supplement;

•	if other than the trustee, the designation of any paying agent or security registrar for those Debt Securities; and the designation of any transfer or other agents or depositories for those Debt Securities;

•	whether we will issue the Debt Securities of the particular series in individual certificates to each holder or in the form of temporary or permanent global securities that a depository will hold on behalf of holders;

•	the denominations in which we will issue the Debt Securities of the particular series or in which they may be owned, if other than $1,000 or any integral multiple of $1,000;

•	whether and in what circumstances any additional amounts may be payable on those Debt Securities to foreign holders; and

•	any other terms or conditions that are consistent with the Indenture.

We may sell the Debt Securities at a discount (which may be substantial) below their stated principal amount. These discounted Debt Securities may bear no interest or interest at a rate that at the time of issuance is below market rates. We will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

Restrictive Covenants

We have agreed to two principal restrictions on our activities for the benefit of holders of the Debt Securities. The restrictive covenants summarized below will apply to a series of Debt Securities (unless waived or amended) as long as any of those Debt Securities are outstanding, unless the prospectus supplement for the series states otherwise. We have used in this summary description capitalized terms that we have defined below under “—Glossary.” In this description of the covenants only, all references to “us” or “we” mean ONEOK and our principal subsidiaries, unless the context clearly indicates otherwise. Our principal subsidiaries are those that own or lease a Principal Property.

Other than the restrictions on Liens and Sale/Leaseback transactions described below, the Indenture and the Debt Securities do not contain any covenants or other provisions designed to protect holders of any Debt Securities in the event we participate in a highly leveraged transaction. The Indenture and the Debt Securities also do not contain provisions that give holders of the Debt Securities the right to require us to repurchase their securities in the event of change-in-control, recapitalization or similar restructuring or otherwise or upon a decline in our credit rating.

For these purposes, “debt” includes all notes, bonds, debentures or similar evidences of obligations for borrowed money.

Limitation on Liens

We have agreed that we will issue, assume or guarantee debt for borrowed money secured by any Lien upon a Principal Property or shares of stock or debt of any principal subsidiary only if we secure the Debt Securities equally and ratably with or prior to the debt secured by that Lien. If we secure the Debt Securities in this manner, we have the option to secure any of our other debt or obligations equally and ratably with or prior to the debt secured by the Lien and, accordingly, equally and ratably with the Debt Securities. This covenant has exceptions that permit:

•	Liens that exist on the date we first issue a series of Debt Securities under the Indenture;

•	Liens on any Principal Property or shares of stock or debt of any entity that constitutes a principal subsidiary existing at the time we merge or consolidate with that entity or acquire its property or at the time the entity becomes a principal subsidiary;

•	Liens on any Principal Property existing at the time we acquire that Principal Property so long as the Lien does not extend to any of our other Principal Property;

•	Liens on any Principal Property, and any Lien on the shares of stock of any principal subsidiary formed for the purpose of acquiring that Principal Property, either:

•	securing all or part of the cost of acquiring, constructing, improving, developing or expanding the Principal Property that was incurred before, at or within 12 months after the latest of the acquisition or completion of the assets or their commencing commercial operation; or

•	securing debt to finance the purchase price of the Principal Property or the cost of constructing, improving, developing or expanding the assets that was incurred before, at or within 12 months after the latest of the acquisition or completion of the assets or their commencing commercial operation;

•	Liens on any Principal Property or shares of stock or debt of any principal subsidiary to secure debt owed to us;

•	Liens securing industrial development, pollution control or other revenue bonds of a government entity;

•	Liens arising in connection with a project financed with, and securing, Non-Recourse Indebtedness;

•	statutory or other Liens arising in the ordinary course of business and relating to amounts that are not delinquent or remain payable without penalty or that we are contesting in good faith;

•	Liens (other than Liens imposed by the Employee Retirement Income Security Act of 1974) on our property incurred or required in connection with workmen’s compensation, unemployment insurance and other social security legislation;

•	Liens securing taxes that remain payable without penalty or that we are contesting in good faith if we believe we have adequate reserves for the taxes in question;

•	rights that any governmental entity may have to purchase or order the sale of any of our property upon payment of reasonable compensation;

•	rights that any governmental entity may have to terminate any of our franchises, licenses or other rights or to regulate our property and business;

•	Liens that we do not assume or on which we do not customarily pay interest and that exist on real estate or other rights we acquire for sub-station, measuring station, regulating station, gas purification station, compressor station, transmission line, distribution line or right-of-way purposes;

•	easements or reservations in our property for roads, pipelines, gas transmission and distribution lines, electric light and power transmission and distribution lines, water mains and other similar purposes and zoning ordinances, regulations and restrictions that do not impair the use of the property in the operation of our business; and

•	any extensions, renewals, substitutions or replacements of the above-described Liens or any debt secured by these Liens if both:

•	the amount of debt secured by the new Lien and not otherwise permitted does not exceed the principal amount of debt so secured at the time of the renewal or refunding; and

•	the new Lien is limited to the property (plus any improvements) secured by the original Lien.

In addition, without securing the Debt Securities as described above, we may issue, assume or guarantee debt that the Lien covenant would otherwise restrict in a total principal amount that, when added to all of our other outstanding debt that the Lien covenant would otherwise restrict and the total amount of Attributable Debt outstanding for Sale/Leaseback Transactions, does not exceed a “basket” equal to 15% of Consolidated Net Tangible Assets. When calculating this total principal amount, we exclude from the calculation Attributable Debt from Sale/Leaseback Transactions in connection with which we have purchased property or retired debt as described below under “—Limitation on Sale/Leaseback Transactions.”

Limitation on Sale/Leaseback Transactions

We have agreed that we will enter into a Sale/Leaseback Transaction only if at least one of the following applies:

•	we could incur debt secured by a Lien on the Principal Property that is the subject of that Sale/Leaseback Transaction;

•	the Attributable Debt subject to that Sale/Leaseback Transaction would be in an amount permitted under the “basket” described above under “—Limitation on Liens”;

•	the proceeds of that Sale/Leaseback Transaction are used for our business and operations; or

•	within the period ending 12 months after the closing of the Sale/Leaseback Transaction, we apply the net proceeds of the Sale/Leaseback Transaction to the voluntary retirement of any Debt Securities issued under the Indenture or Funded Indebtedness (other than Funded Indebtedness that we hold or that is subordinate in right of payment to any Debt Securities issued under the Indenture).

    Glossary

“Attributable Debt” means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by that Person under the lease during the remaining term thereof (excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents), discounted from the respective due dates thereof at the weighted average of the rates of interest (or yield to maturity, in the case of Debt Securities originally sold at a discount) borne by the Debt Securities then outstanding under the Indenture, compounded annually.

“Consolidated Net Tangible Assets” means (1) the total amount of assets (less applicable reserves and other properly deductible items) that under generally accepted accounting principles, or GAAP, would be included on a consolidated balance sheet of ours and our subsidiaries after deducting therefrom (A) all current liabilities, provided, however, that there will not be deducted billings recorded as revenues deferred pending the outcome of rate proceedings (less applicable income taxes thereon), if and to the extent the obligation to refund the same has not been finally determined, (B) appropriate allowance for minority interests in common stocks of subsidiaries and (C) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under GAAP would be included on the consolidated balance sheet, less (2) the amount which would be so included on the consolidated balance sheet for investments (less applicable reserves) made in subsidiaries.

“Funded Indebtedness” as applied to any Person, means all debt of that Person maturing after, or renewable or extendible at that Person’s option beyond, 12 months from the date of determination.

“Lien” means any lien, mortgage, pledge, encumbrance, charge or security interest securing debt; provided, however, that the following types of transactions will not be considered for purposes of this definition to result in a Lien: (1) any acquisition by us of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in oil, gas or any other mineral in place or the proceeds thereof, (2) any conveyance or assignment whereby we convey or assign to any Person or Persons an interest in oil, gas or any other mineral in place or the proceeds thereof, (3) any Lien upon any property or assets either owned or leased by us or in which we own an interest that secures for the benefit of the Person or Persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or sale of the mineral resources of the property or assets (or property or assets with which it is unitized) the payment to that Person or Persons of our proportionate part of the development or operating expenses or (4) any hedging arrangements entered into in the ordinary course of business, including any obligation to deliver any mineral, commodity or asset in connection with the arrangement.

“Non-Recourse Indebtedness” means, at any time, debt incurred after the date of the Indenture by us in connection with the acquisition of property or assets by us or the financing of the construction of or improvements on property, whenever acquired, provided that, under the terms of that debt and pursuant to applicable law, the recourse at that time and thereafter of the lenders with respect to the debt is limited to the property or assets so acquired, or the construction or improvements, including debt as to which a performance or completion guarantee or similar undertaking was initially applicable to the debt or the related property or assets if the guarantee or similar undertaking has been satisfied and is no longer in effect.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Principal Property” means any property located in the United States, except any property that in the opinion of our board of directors is not of material importance to the total business conducted by us and our consolidated subsidiaries.

“Sale/Leaseback Transaction” means any arrangement with any Person pursuant to which we lease any Principal Property that has been or is to be sold or transferred by us to that Person, other than (1) a lease for a term, including renewals at the option of the lessee, of not more than three years or classified as an operating lease under GAAP, (2) leases between us and one of our principal subsidiaries or between principal subsidiaries, (3) leases of a Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of the Principal Property and (4) the ground lease for ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103.

Consolidation, Merger and Sale of Assets

The Indenture generally permits a consolidation or merger between us and another entity. It also permits the sale by us of all or substantially all of our assets. We have agreed, however, that we will consolidate with or merge into any entity or transfer or dispose of all or substantially all of our assets to any entity only if:

•	immediately after giving effect to the transaction, no default or event of default under the Indenture would have occurred and be continuing or would result from the transaction;

•	we are the continuing corporation or, if we are not the continuing corporation, the resulting entity is organized and existing under the laws of any United States jurisdiction and assumes the due and punctual payments on the Debt Securities and the performance of our covenants and obligations under the Indenture and those Debt Securities; and

•	we provide the trustee with a certificate and a legal opinion, each stating that the Indenture permits the transaction.

If we engage in any of these transactions that result in any Principal Property or shares of stock or debt of any principal subsidiary becoming subject to any Lien and unless we are otherwise able to create that Lien, the Indenture provides that the Debt Securities (so long as those Debt Securities are entitled to the protection of the “Limitation on Liens” covenant) will be secured to at least the same extent as the debt that would become secured by the Lien as a result of the transaction.

Events of Default

Unless we inform you otherwise in the prospectus supplement, the following are events of default for a series of Debt Securities:

•	our failure to pay interest on that series of Debt Securities for 30 days after it becomes due and payable;

•	our failure to pay principal of or any premium on that series of Debt Securities when due;

•	our failure to comply with any of our covenants or agreements for that series of Debt Securities or in the Indenture (other than an agreement or covenant that we have included in the Indenture solely for the benefit of less than all series of Debt Securities) for 60 days after the trustee or the holders of at least 25% in principal amount of all outstanding Debt Securities affected by that failure provide written notice to us;

•	the default under any agreement under which we or any subsidiary that owns or leases Principal Property have at the time outstanding debt in excess of $15,000,000 and, if that debt has not already matured, it has been accelerated and the acceleration is not rescinded within 30 days after we receive notice from the trustee or the holders of at least 25% in principal amount of all outstanding Debt Securities of a series so long as, prior to the entry of judgment in favor of the trustee for payment of the Debt Securities of that series, we do not cure the default, or the default under the agreement has not been waived;

•	various events involving our bankruptcy, insolvency or reorganization; or

•	any other event of default provided for that series of Debt Securities.

A default under one series of Debt Securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of a series of Debt Securities of any default or event of default (except in any payment on that series of Debt Securities) if the trustee considers it in the interest of the holders of that series of Debt Securities to do so.

If an event of default for any series of Debt Securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of the series affected by the default (or, in some cases, 25% in principal amount of all Debt Securities affected, voting as one class) may require us to pay on an accelerated basis the principal of and all accrued and unpaid interest on those Debt Securities. The holders of a majority in principal amount of the outstanding Debt Securities of the series affected by the default (or of all Debt Securities affected, voting as one class) may in some cases rescind this accelerated payment requirement.

If an event of default occurs and is continuing, the trustee must use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the Indenture at the request of any of the holders of any Debt Securities only after those holders have offered the trustee indemnity reasonably satisfactory to it.

The holders of a majority in principal amount of Debt Securities of any series have the right to waive past defaults under the Indenture that relate to that series except for a default in the payment on the Debt Securities or a provision that can only, under the Indenture, be modified or amended if all holders that are affected consent.

In most cases, holders of a majority in principal amount of the outstanding Debt Securities of a series (or of all Debt Securities affected, voting as one class) may direct the time, method and place of:

•	conducting any proceeding for any remedy available to the trustee; and

•	exercising any trust or power conferred on the trustee.

The Indenture requires us to file each year with the trustee a written statement as to our compliance with the covenants contained in the Indenture.

Modification and Waiver

We may amend or supplement the Indenture if the holders of a majority in principal amount of the outstanding Debt Securities of all series that the amendment or supplement affects (acting as one class) consent to it. Without the consent of the holder of each Debt Security affected, however, no modification may:

•	reduce the principal of the Debt Security or change its stated maturity;

•	reduce the rate of or change the time for payment of interest on the Debt Security;

•	reduce any premium payable on the redemption of the Debt Security or change the time at which the Debt Security may or must be redeemed;

•	change any obligation to pay additional amounts on the Debt Security;

•	impair the holder’s right to institute suit for the enforcement of any payment on the Debt Security;

•	impair the holder’s right to convert or exchange any Debt Security;

•	reduce the percentage of principal amount of Debt Securities whose holders must consent to an amendment to or supplement of the Indenture;

•	reduce the percentage of principal amount of Debt Securities necessary to waive compliance with some of the provisions of the Indenture; or

•	modify provisions relating to amendment or waiver, except to increase percentages or to provide that other provisions of the Indenture cannot be amended or waived without the consent of each holder affected.

We may amend or supplement the Indenture or waive any provision of it without the consent of any holders of Debt Securities in various circumstances, including:

•	to provide for the assumption of our obligations under the Indenture and the Debt Securities by a successor;

•	to add covenants that would benefit the holders of any Debt Securities or to surrender any of our rights or powers;

•	to provide for the issuance of additional securities, including Debt Securities of a particular series, under the Indenture;

•	to add events of default;

•	to provide any security for or guarantees of any series of Debt Securities;

•	to provide for the form or terms of any series of Debt Securities;

•	to appoint a successor trustee or to provide for the administration of the trusts under the Indenture by more than one trustee;

•	to cure any ambiguity, omission, defect or inconsistency that does not adversely affect the interests of the holders of outstanding Debt Securities of any series;

•	to make any change to the extent necessary to permit or facilitate defeasance or discharge of any series of Debt Securities that does not adversely affect the interests of the holders of outstanding Debt Securities of any series; or

•	to make any change that does not affect the rights of any holder.

The holders of a majority in principal amount of the outstanding Debt Securities may waive our obligations to comply with various covenants, including those relating to:

•	our obligation to secure the Debt Securities in the event of mergers, consolidations and sales of assets;

•	corporate existence; and

•	the restrictions on Liens and Sale/Leaseback Transactions.

Defeasance

When we use the term defeasance, we mean discharge from some or all of our obligations under the Indenture. If we deposit with the trustee funds or government securities the maturing principal and interest of which is sufficient to make payments on the Debt Securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	“legal defeasance,” which means that we will be discharged from our obligations with respect to the Debt Securities of that series; or

•	“covenant defeasance,” which means that we will no longer have any obligation to comply with the restrictive covenants under the Indenture and any other restrictive covenants that apply to that series of the Debt Securities, and the related events of default will no longer apply to us.

If we defease a series of Debt Securities, the holders of the Debt Securities of the series affected will not be entitled to the benefits of the Indenture, except for our obligations to pay additional amounts, if any, to provide temporary Debt Securities, to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities or to maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the Debt Securities will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the Debt Securities to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the Internal Revenue Service or a change in law to that effect.

Governing Law

New York law governs the Indenture and the Debt Securities.

Trustee

The Indenture contains limitations on the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on property received for those claims, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

We will issue the Debt Securities in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the Debt Securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

Holders may exchange Debt Securities of any series for other Debt Securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the Indenture. Holders may present Debt Securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

We have appointed the trustee as security registrar for the Debt Securities. If a prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of Debt Securities.

In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any Debt Security either:

•	during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of that notice; or

•	if we have called the Debt Security for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part.

Payment and Paying Agents

Unless we inform you otherwise in a prospectus supplement, payments on the Debt Securities will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder’s registered address or, for global Debt Securities, by wire transfer. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the Debt Security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, we will designate the trustee as our paying agent for payments on Debt Securities issued under the Indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money they are holding for payments on the Debt Securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Book-Entry Debt Securities

We may issue the Debt Securities of a series in the form of one or more global Debt Securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global Debt Securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global Debt Security.

DESCRIPTION OF CAPITAL STOCK

General

We are authorized to issue a total of 400,000,000 shares of all classes of stock. Of those authorized shares, 300,000,000 are shares of Common Stock, par value $0.01 per share, 60,473,481 shares of which were outstanding as of December 17, 2002, and 100,000,000 are shares of Preferred Stock, par value $0.01 per share. Of the Preferred Stock, there are 20,000,000 shares designated as Series A Convertible Preferred Stock, of which 19,946,448 shares were outstanding as of December 17, 2002, 30,000,000 shares designated as Series B Convertible Preferred Stock, none of which was outstanding, and 1,000,000 shares designated as Series C Preferred Stock, none of which was outstanding.

The additional shares of our authorized stock available for issuance might be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our Common Stock. The ability of our board of directors to issue additional shares of stock could enhance the board’s ability to negotiate on behalf of the shareholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying shareholders the potential to sell their shares at a premium and entrenching current management.

The following description is a summary of the material provisions of our capital stock. You should refer to our certificate of incorporation and by-laws for additional information.

Common Stock

As of December 17, 2002, there were approximately 13,210 holders of record. The issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable. Subject to any preferential rights of any prior ranking class or series of capital stock, including the Preferred Stock, holders of shares of Common Stock are entitled to receive dividends on that stock, payable either in cash, property or shares out of assets legally available for distribution when, as and if authorized and declared by our board of directors and to share ratably in our assets legally available for distribution to our shareholders in the event of liquidation, dissolution or winding-up. Subject to various exceptions, we will not be able to pay any dividend or make any distribution of assets on shares of our Common Stock until we pay dividends on any shares of Preferred Stock then outstanding with dividend or distribution rights senior to our Common Stock. Dividends on our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are not cumulative.

Holders of our Common Stock are entitled to one vote per share on all matters voted on by our shareholders, including the election of directors. Our certificate of incorporation does not provide for cumulative voting for the election of directors, which means that holders of more than one-half of the outstanding shares of our voting securities will be able to elect all of the directors then standing for election and holders of the remaining shares will not be able to elect any director.

Our board of directors may make rules and regulations concerning the transfer of shares of our Common Stock from time to time, in accordance with our by-laws.

Holders of our Common Stock will have no conversion, sinking fund or redemption rights.

Some provisions of the Oklahoma General Corporation Act, our certificate of incorporation and our by-laws may discriminate against holders of a substantial amount of the shares of our Common Stock. Similarly, some provisions of our certificate of incorporation and our by-laws may have the effect of delaying, deferring or preventing a change-in-control with respect to an extraordinary corporate transaction, such as a merger, reorganization, tender offer, sale or transfer of substantially all of our assets.

Shareholder Rights Agreement

Under Oklahoma law, every corporation may create and issue rights entitling the holders of those rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of the shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of those rights.

In 1997, we entered into a Shareholder Rights Agreement. As with most shareholder rights agreements, the terms of our Shareholder Rights Agreement are complex and not easily summarized, particularly as they relate to the acquisition of our Common Stock and to exercisability. This summary, which summarizes the material provisions of the Shareholder Rights Agreement, may not contain all of the information that is important to you. Accordingly, you should carefully read our Shareholder Rights Agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Our Shareholder Rights Agreement provides that each share of our Common Stock outstanding as of November 26, 1997 and issued between that date and a date determined pursuant to the Shareholder Rights Agreement, will have one right to purchase one one-hundredth of a share of Preferred Stock, designated as Series C Preferred Stock, attached to it, at a purchase price of $40 per one one-hundredth of a share of Preferred Stock, subject to adjustment, as described below.

Initially, the rights under our Shareholder Rights Agreement are attached to outstanding certificates representing our Common Stock and no separate certificates representing the rights will be distributed. The rights will separate from our Common Stock and be represented by separate certificates on the earlier of the first date someone acquires beneficial ownership (as defined in the Shareholder Rights Agreement) of 15% or more of our outstanding Common Stock, subject to various exceptions, or approximately 10 days after someone commences or indicates an intent to commence a tender offer or exchange offer for 15% of our Common Stock. The person or group that acquires or indicates an intent to acquire stock as described in the immediately preceding sentence is referred to as an acquiring person.

Our Shareholder Rights Agreement specifically excludes as an acquiring person, among others,

•	any member of the shareholder group (which consists of Westar Energy, any Westar Energy affiliate and any person with whom Westar Energy or any of its affiliates is part of a partnership, limited partnership, syndicate or other group of persons acquiring, holding, voting or disposing of any voting securities which would be required under Section 13(d) of the Securities Exchange Act of 1934 to file a statement on Schedule 13D with the Securities and Exchange Commission) but only to the extent of shares of our Common Stock held or acquired by the shareholder group member in accordance with the Shareholder Agreement with Westar Energy and provided that this exemption permanently expires when the ownership percentage of Westar Energy and its affiliates first falls below 10%, which ownership percentage is determined by calculating the voting power represented by all of our securities beneficially owned by Westar Energy and its affiliates after giving effect to the conversion of all convertible securities into shares of our Common Stock or other voting securities; and

•	any transferee who acquires beneficial ownership of shares of our Common Stock from the shareholder group pursuant to provisions of the Shareholder Agreement with Westar Energy or who acquires beneficial ownership of less than 5% of our Common Stock in a public offering pursuant to the Shareholder Agreement, but only to the extent of shares of our Common Stock acquired in accordance with the terms of the Shareholder Agreement. The transferee will be considered an acquiring person upon the concurrent or subsequent acquisition by that transferee, or its affiliates or associates, of any additional shares of our Common Stock if, after giving effect to the acquisition, and taking into account all shares beneficially owned by the transferee including the shares acquired from the shareholder group, the transferee would be considered an acquiring person but for this summarized provision.

All shares of our Common Stock issued prior to the date the rights separate from the Common Stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the Common Stock. The rights will expire on November 26, 2007, unless we redeem or exchange them at an earlier time or upon the consummation of specified transactions.

If a person or group becomes an acquiring person, then each right not owned by that acquiring person or its affiliates, associates or transferees, will entitle its holder to purchase, within specified time periods and at the right’s then current purchase price, shares of our Common Stock (or, in limited circumstances, one one-hundredths of a share of Preferred Stock) as equals the result obtained by:

•	multiplying the then current purchase price by the then number of one one-hundredths of a share of our preferred stock for which a right was exercisable immediately prior to the first occurrence of a person or group becoming an acquiring person; and

•	dividing that product by 50% of the then current per share market price of our Common Stock on the date of the first occurrence.

If, after a person or group becomes an acquiring person, and:

•	we are involved in a merger or consolidation with an interested shareholder or with any other person in a case where all holders of our Common Stock are not treated alike; or

•	we sell or transfer more than 50% of our assets or earning power to an interested stockholder or other person or, to any other person in a case where all holders of our Common Stock are not treated alike, each right will entitle the holder to purchase, at the right’s then current purchase price, shares of Common Stock of the acquiring company as equal the result obtained by:

•	multiplying the then current purchase price by the number of one one-hundredths of a share of our Preferred Stock for which a right is then exercisable; and

•	dividing the product by 50% of the then current per share market price of the Common Stock of the acquiring company.

We may, at our option, at any time after any person becomes an acquiring person, exchange all or part of the then outstanding and exercisable rights for our Common Stock (or shares of our other equity securities, including one one-hundredths of a share of Preferred Stock, with equivalent rights and privileges as our Common Stock) at an exchange ratio of one share of our Common Stock per right, subject to adjustment, until the time that any person, together with its affiliates and associates, has become the beneficial owner of 50% or more of our outstanding Common Stock.

Our board of directors may, at its option, redeem all of the outstanding rights under our Shareholder Rights Agreement prior to the earlier of (1) the time that an acquiring person obtains 15% or more of our outstanding stock or (2) the final expiration date of the rights. The redemption price under our Shareholder Rights Agreement is $0.005 per right, subject to adjustment. The right to exercise the rights will terminate upon the action of our board ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

Holders of rights will have no rights as our stockholders, including the right to vote or receive dividends, simply by virtue of holding the rights.

Our Shareholder Rights Agreement contains rights that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board to negotiate with an acquiror on behalf of all the shareholders. In addition, the rights should not interfere with a proxy contest.

Preferred Stock

Our board of directors is authorized to issue shares of Preferred Stock, in one or more series or classes, and to fix for each series or class the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or redemption, as are permitted by Oklahoma law and as are stated in the resolution or resolutions adopted by the board providing for the issuance of shares of that series or class.

One series of Preferred Stock, designated Series A Convertible Preferred Stock, is outstanding. In addition, our board has authorized a series designated as Series B Preferred Stock, and a series designated as Series C Preferred Stock which relates to our Shareholder Rights Agreement. Our board of directors may authorize one or more new series of Preferred Stock for issuance, the particular terms of which will be described in a prospectus supplement. The following is a description of the authorized series of our Preferred Stock and a description of certain general terms and provisions of any new series of our Preferred Stock. The following summary of terms of our Preferred Stock is not complete. You should refer to the provisions of our certificate of incorporation and the certificate of amendment relating to each series of the Preferred Stock, which will be filed with the Securities and Exchange Commission at or prior to the time of issuance of the particular series of Preferred Stock.

Series A Convertible Preferred Stock and Series B Convertible Preferred Stock

Designation and Amount. There are 20,000,000 shares of Series A Convertible Preferred Stock and 30,000,000 shares of Series B Convertible Preferred Stock authorized. All outstanding shares of Series A Convertible Preferred Stock are currently held by Westar Energy and its affiliates and all of those shares are fully paid and nonassessable. There are no currently outstanding shares of Series B Convertible Preferred Stock. The previously outstanding shares of Series B Convertible Preferred Stock were owned by Westar Energy and its affiliates. We reacquired those shares in accordance with the Shareholder Agreement with Westar Energy described below. Shares of Series B Convertible Preferred Stock could be issued in the future to Westar Energy or its affiliates as provided in the Shareholder Agreement. Dividends on Series A Convertible Preferred Stock are not cumulative and dividends on Series B Convertible Preferred Stock, if issued, would not be cumulative.

Rank. With respect to dividend rights and distribution of assets upon liquidation, dissolution or winding up of affairs, the Convertible Preferred Stock ranks senior to shares of our Common Stock, or any class of our equity securities that by its terms is junior to the Convertible Preferred Stock, and will not rank junior with respect to any class or series of Preferred Stock that we may issue, unless the holders of 66-2/3% of the outstanding shares of the Convertible Preferred Stock consent to the creation of the class or any security convertible into shares of that class or series. We have agreed not to create, authorize or reclassify any authorized stock into any class of capital stock ranking prior to the Convertible Preferred Stock.

Dividends. We will pay or declare preferential cash dividends quarterly on each share of Convertible Preferred Stock but those dividends are not cumulative to the extent they are not paid on any dividend payment date. If we do not pay dividends on the Convertible Preferred Stock on the dividend payment date for any dividend period, dividends will not be subsequently paid for that dividend period.

The dividend amount on each share of Series A Convertible Preferred Stock will be equal to 2.5 times the dividend amount declared on each share of our Common Stock for that dividend period, as adjusted appropriately to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with comparable effect upon our Common Stock. In no event, however, will the aggregate annual dividend amount payable per share of Series A Convertible Preferred Stock be less than $1.80 per share.

The dividend amount on each share of Series B Convertible Preferred Stock will be equal to 2.5 times the dividend amount declared on each share of our Common Stock for each dividend period, as adjusted appropriately to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with comparable effect upon our Common Stock. In no event, however, will the aggregate annual dividend amount declared on each share of Series B Convertible Preferred Stock be less than $1.80 per share.

Liquidation Preference. The liquidation preference per share of Convertible Preferred Stock will be equal to that payable per share of our Common Stock, as adjusted appropriately to reflect any stock split or similar events, assuming the conversion of all outstanding shares of Convertible Preferred Stock immediately prior to the event triggering the liquidation preference, plus any dividends then due with respect to the Convertible Preferred Stock.

Neither our merger or consolidation into or with one or more other corporations, nor the voluntary sale, conveyance, exchange or transfer of all or substantially all of our property or assets will be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, for the purposes of triggering a liquidation preference, unless that voluntary sale, conveyance, exchange or transfer is in connection with a dissolution or winding up of our business.

Redemption. We have no right to redeem any shares of Convertible Preferred Stock.

Conversion Rights. After the occurrence of a regulatory change (which means that either the Public Utility Holding Company Act of 1935 has been repealed, modified, amended or otherwise changed, or Westar Energy has received or is entitled to an exemption under that act or has registered under that act so that Westar Energy may fully and legally exercise its rights under the Shareholder Agreement described below), holders of shares of Convertible Preferred Stock will have the right, at their option, to convert each share into two fully paid and nonassessable shares of our Common Stock, as adjusted appropriately to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with comparable effect upon our Common Stock. Conversion will, however, be automatic and mandatory upon the transfer of the beneficial ownership of any share of Convertible Preferred Stock to any person other than Westar Energy or its affiliates. Mandatory conversion will be at the same rate of exchange as that applicable to an optional conversion.

We have agreed that we will have at all times reserved and kept available, out of our authorized and unissued stock, shares of our Common Stock in an amount sufficient for the conversion of all shares of Convertible Preferred Stock then outstanding.

Anti-dilution Provisions. The number of shares of our Common Stock into which each share of Convertible Preferred Stock is convertible, the dividend amount payable on each share of Convertible Preferred Stock, and the liquidation preference attached to each share of Convertible Preferred Stock will be subject to adjustments for stock splits, stock dividends, reverse stock splits or any transaction with comparable effect upon our Common Stock.

Voting Rights. Holders of shares of Convertible Preferred Stock will be entitled to vote together with holders of shares of our Common Stock, as a single class, with respect to:

•	any proposed amendment to our certificate of incorporation or by-laws that would reasonably have the effect of modifying in any way the amendment by which we opted out of Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes, which relates to control share acquisitions, or would reasonably cause us to become subject to:

•	the control share acquisition statute; or

•	any other provisions that are substantially similar to the control share acquisition statute;

•	any proposal relating to the amendment by which we opted out of Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes; and

•	any transaction or series of transactions that, if consummated, would constitute a change-in-control.

With respect to those matters, each share of Convertible Preferred Stock will carry a number of votes equal to the number of votes carried by the number of shares of our Common Stock issuable upon conversion of one share of Convertible Preferred Stock.

Holders of Convertible Preferred Stock will not be entitled to vote in any election of directors to our board or on any matter submitted to our shareholders other than the foregoing and other than as required by law.

Potential Anti-Takeover Effects of the Convertible Preferred Stock. The issuance of our Common Stock into which the Convertible Preferred Stock is convertible or exchangeable, together with the provisions of the Shareholder Agreement that we entered into with Westar Energy that are described below, may have anti-takeover implications. The combined effect of these issuances and the Shareholder Agreement may be to discourage or render more difficult a merger, tender offer or proxy contest involving us, or to deter a third party from seeking to acquire control of us.

Series C Preferred Stock

In connection with our Shareholder Rights Agreement, our board of directors established a series of preferred stock, designated as Series C Preferred Stock. Holders of the Series C Preferred Stock are entitled to receive, in preference to the holders of our Common Stock, quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or those other dates as our board of directors deems appropriate, in an amount per share equal to the greater of $1 or subject to adjustment, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends, other than a dividend payable in our Common Stock, payable on our Common Stock. The Series C Preferred Stock dividends are cumulative but do not bear interest. Shares of Series C Preferred Stock are not redeemable. Subject to adjustment, each share of Series C Preferred Stock entitles the holder thereof to 100 votes on all matters submitted to a vote of our shareholders and during a certain dividend default period, holders of the Series C Preferred Stock have other special voting rights. If we liquidate, dissolve or wind up our affairs, holders of Series C Preferred Stock are entitled to priority over the holders of shares of our Common Stock or other junior ranking stock.

For each share of our Common Stock the holder has the right to purchase one one-hundredth of a share of Series C Preferred Stock upon the happening of change-in-control and similar transactions as described in the Shareholder Rights Agreement.

Other Series of Preferred Stock

Our board of directors may authorize one or more new series of Preferred Stock for issuance, the particular terms of which will be described in a prospectus supplement. The following is a description of certain general terms and provisions of our Preferred Stock.

Dividends. Holders of a new series of Preferred Stock will be entitled to receive, when, as and if declared by the board of directors, cash dividends at the rates and on the dates as set forth in the related prospectus supplement.

Liquidation. In the event we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, the holders of new series of Preferred Stock will be entitled to receive the liquidation preference per share specified in the prospectus supplement plus an amount equal to accrued and unpaid dividends, if any, before any distribution to the holders of Common Stock. If the amounts payable with respect to Preferred Stock are not paid in full, the holders of that series of Preferred Stock will share ratably in any distribution of assets based upon the aggregate liquidation preference for all outstanding shares for each series. After the holders of shares of the new Preferred Stock are paid in full, they will have no right or claim to any of our remaining assets.

Redemption and Sinking Fund. No series of Preferred Stock will be redeemable or receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Conversion Rights. Shares of a new series of Preferred Stock may be convertible or exchangeable into another series of our Preferred Stock, our Common Stock or other securities or property. The certificate of amendment to our certificate of incorporation and the prospectus supplement relating to that series of convertible Preferred Stock, if any, will describe those conversion rights.

Voting Rights. Except as indicated in the prospectus supplement, the holders of a new series of Preferred Stock will not be entitled to vote.

Miscellaneous. Shares of Preferred Stock that we redeem or otherwise reacquire will resume the status of authorized and unissued shares of Preferred Stock undesignated as to series, and will be available for subsequent issuance. We may not repurchase or redeem less than all the Preferred Stock, pursuant to a sinking fund or otherwise, while there are any dividends in arrears on the Preferred Stock. Payment of dividends on any series of Preferred Stock may be restricted by loan agreements, indentures and other transactions we may enter into.

No Other Rights. The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the related prospectus supplement, our certificate of incorporation or any certificate of amendment or as otherwise required by law.

Preemptive Rights

No holder of any shares of any class of our stock has any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities, convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock. Under the Shareholder Agreement, however, the shareholder group has top-up rights to acquire additional shares of our stock in limited circumstances described below.

Shareholder Agreement

We are party to a Shareholder Agreement with Westar Energy. The following description is a summary of the material provisions of our Shareholder Agreement. You should refer to the Shareholder Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part, for additional information.

Standstill

The Shareholder Agreement provides, among other things, that Westar Energy and its affiliates are prohibited from taking various actions, including, without limitation:

•	prior to the occurrence of a regulatory change, the acquisition of our voting securities that would cause the shareholder group to have securities representing more than 9.9% of our total outstanding voting power;

•	at any time, the acquisition of securities that would cause the shareholder group’s total ownership percentage (including shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock or other securities) to exceed the maximum ownership percentage, which is a total ownership percentage of 45%, less the voting power represented by all voting securities transferred by the shareholder group during the term of the Shareholder Agreement represented by any shares of Convertible Preferred Stock converted into shares of our Common Stock contemporaneously with the transfer pursuant to the Shareholder Agreement;

•	the deposit of our equity securities in a voting trust or subjecting of those equity securities to any similar arrangement or proxy with respect to the voting of those equity securities;

•	the commencement of a merger, acquisition or other business combination transaction relating to us; and

•	engagement in any other action, either alone or in concert with others, to seek to control or influence our management, board of directors or policies.

Top-Up Rights

In the event that the shareholder group’s ownership percentage (including shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock or other securities) falls below the maximum ownership percentage, Westar Energy has rights to acquire additional equity securities to restore the maximum ownership percentage of the shareholder group to the maximum ownership percentage. Westar Energy may exercise those rights:

•	by purchasing our Common Stock in the open market or otherwise (and, to the extent those purchases would cause the shareholder group’s voting ownership percentage to exceed 9.9% prior to a regulatory change, exchanging each of those shares for one half of a share of Series B Convertible Preferred Stock issued by us, subject to adjustment to reflect any stock split, combination or similar transaction);

•

in some events where the reduction in the shareholder group’s total ownership percentage (including shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock or other securities) is caused by a dilutive issuance of our securities, by requiring us to issue to Westar Energy at the issue price per share of the dilutive issuance, prior to a regulatory change, additional shares of our

Common Stock and, to the extent that issuance would cause the shareholder group’s voting ownership percentage to exceed 9.9%, Series B Convertible Preferred Stock sufficient to restore the shareholder group’s total ownership percentage (including shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock or other securities) to the maximum ownership percentage; or

•	in the case of a dilutive issuance that is the result of an acquisition or other business combination transaction, by merger or otherwise, by requiring us to issue to Westar Energy shares of our Common Stock sufficient to restore the shareholder group’s total ownership percentage to the maximum ownership percentage minus 10%.

Restrictions on Transfer

During the term of the Shareholder Agreement, the shareholder group is prohibited, without the prior written consent of a majority of our independent directors, from transferring any of our equity securities except:

•	transfers of equity securities representing voting power of less than 5% provided that the transferee does not have a voting ownership percentage of 5% or more immediately prior to the transfer;

•	in a bona fide underwritten public offering pursuant to the Registration Rights Agreement that we entered into with Westar Energy;

•	pursuant to a pro rata distribution to Westar Energy’s shareholders; and

•	pursuant to a procedure that permits Westar Energy to transfer equity securities representing 5% or more of our voting power, provided that we have been given notice thereof, and have failed, within a specified period of time, to purchase from Westar Energy the equity securities proposed to be sold at a cash purchase price per share equal to 98.5% of the then current market price for our Common Stock.

In addition, in the case of a bona fide third party tender offer for securities, Westar Energy may tender into that offer a proportionate amount of its equity securities.

Voting

During the term of the Shareholder Agreement, Westar Energy has agreed to vote, and to cause each of its affiliates to vote, all voting securities that it owns as follows:

•	with respect to the election of directors, Westar Energy will vote its voting securities in favor of the election of all candidates for director nominated by our board of directors;

•	with respect to any proposal initiated by any of our shareholders relating to the redemption of the rights issued pursuant to the Shareholder Rights Agreement or any modification of the Shareholder Rights Agreement (other than nonbinding precatory resolutions), Westar Energy will, and will cause each member of the shareholder group to, vote all voting securities beneficially owned by Westar Energy or any member of the shareholder group in accordance with the recommendation of our board;

•	with respect to transactions constituting a change-in-control or with respect to any proposal relating to the opt-out amendment, Westar Energy may vote any or all of the voting securities and Convertible Preferred Stock (which, as described above, has the right in such circumstances to vote together with our Common Stock on a two votes per share basis, as adjusted to reflect our recent stock split and subject to adjustment to reflect any further stock split or similar events) held by the shareholder group in its sole discretion;

•	with respect to any proposed amendment to our certificate of incorporation or by-laws that would reasonably have the effect of modifying in any way the opt-out amendment or would reasonably cause us to become subject to the control share acquisition statute or any other provisions that are substantially similar to the control share acquisition statute, Westar Energy or any member of the shareholder group has the right to abstain or vote against such amendment; and

•	with respect to all other matters,

•	prior to the occurrence of a regulatory change, Westar Energy may vote any voting securities held by the shareholder group in Westar Energy’s sole discretion; and

•	after the occurrence of a regulatory change, Westar Energy may vote in its sole discretion up to 9.9% of our outstanding voting power and Westar Energy must vote any other voting securities owned by it in the same proportion as all voting securities voted on the other matter are voted by our other shareholders.

Board Representation

Prior to a regulatory change, Westar Energy is entitled to designate two members of our Board of Directors. After a regulatory change, subject to transition provisions, Westar Energy is entitled to designate up to one-third of our Board of Directors.

Term; Buy/Sell Option

The Shareholder Agreement terminates if, among other things:

•	our quarterly dividend on our Common Stock falls below $0.15 per share (as adjusted to reflect any stock split or similar events) in any five quarters or we fail to pay the stated quarterly dividend on any series of Convertible Preferred Stock in any five quarters;

•	the shareholder group’s total ownership percentage falls below 9.9% at any time; or

•	the shareholder group’s total ownership percentage falls below 30% at any time after November 26, 2012, which is the 15th anniversary of the signing of the Shareholder Agreement.

In addition, on the 15th and each subsequent anniversary of the signing of the Shareholder Agreement, each of Westar Energy and us, on behalf of our shareholders, has the right to buy from or sell to the other, by purchase, sale or credible tender offer, as appropriate, all outstanding shares of our capital stock beneficially owned by the selling party (which, in our case, means our shareholders other than Westar Energy and the shareholder group). In addition, if at any time after the occurrence of a regulatory change, we believe in good faith that Westar Energy’s regulatory status as modified by that regulatory change would place an unreasonable restriction on the implementation of strategic business plans, we may immediately initiate our buy/sell rights.

Registration Rights Agreement

In 1997, we entered into a Registration Rights Agreement that enables Westar Energy to require that we register its shares of our Common Stock, including shares of our Common Stock obtained upon conversion of its shares of Convertible Preferred Stock, under the Securities Act of 1933. Under the Registration Rights Agreement, Westar Energy is entitled, subject to the conditions set forth therein, to:

•	demand registration rights, whereby Westar Energy can require us to file a registration statement under the Securities Act of 1933 registering its shares of our Common Stock; and

•	piggy-back registration rights, whereby Westar Energy can require that we include any or all of its shares of our Common Stock in a registration statement that we have proposed to file under the Securities Act of 1933.

Oklahoma Law

Oklahoma Takeover Statute

We are subject to Section 1090.3 of the Oklahoma General Corporation Act. In general, Section 1090.3 prevents an “interested shareholder” from engaging in a “business combination” with an Oklahoma corporation for three years following the date that person became an interested shareholder, unless:

•	prior to the date that person became an interested shareholder, our board of directors approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;

•	upon consummation of the transaction that resulted in the interested shareholder’s becoming an interested shareholder, the interested shareholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

•	on or subsequent to the date of the transaction in which that person became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested shareholder.

Section 1090.3 defines a “business combination” to include:

•	any merger or consolidation involving the corporation and an interested shareholder;

•	any sale, transfer, pledge or other disposition involving an interested shareholder of 10% or more of the assets of the corporation;

•	subject to limited exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to an interested shareholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or

•	the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

For purposes of Section 1090.3, the term “corporation” also includes our majority-owned subsidiaries. In addition, Section 1090.3, defines an “interested shareholder” as an entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by that entity or person.

Oklahoma Control Share Act

Our certificate of incorporation provides that we are not subject to the Oklahoma Control Share Act. With exceptions, this act prevents holders of more than 20% of the voting power of the stock of an Oklahoma corporation from voting their shares. If we were to become subject to the Oklahoma Control Share Act in the future, this provision may delay the time it takes anyone to gain control of us.

Certificate of Incorporation and By-laws

Exculpation

Our certificate of incorporation provides that our directors and officers will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless:

•	the director or officer has breached his or her duty of loyalty to the corporation or its shareholders;

•	the breach or failure to perform constitutes an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

•	the director served at the time of payment of an unlawful dividend or an unlawful stock purchase or redemption, unless the director was absent at the time the action was taken; or

•	the director or officer derived an improper personal benefit from the transaction.

Indemnification

We will generally indemnify any person who was, is, or is threatened to be made, a party to a proceeding by reason of the fact that he or she:

•	is or was our director, officer, employee or agent; or

•	while our director, officer, employee or agent is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Any indemnification of our directors, officers or others pursuant to the foregoing provisions for liabilities arising under the Securities Act of 1933 are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act of 1933 and are unenforceable.

Shareholder Action; Special Meeting of Shareholders

Our certificate of incorporation eliminates the ability of our shareholders to act by written consent. Our by-laws provide that special meetings of our shareholders may be called only by a majority of the members of our board of directors.

Advance Notice Requirements for Shareholder Proposals

At any meeting of our shareholders, the only business that shall be brought before the meeting is that which is brought:

•	pursuant to our notice of meeting;

•	by or at the discretion of our board of directors; or

•	by any of our shareholders of record at the time the notice is given, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth herein.

For business to be properly brought before a meeting by a shareholder pursuant to the immediately preceding clause, the shareholder must have given timely notice in writing to our secretary. To be timely as to an annual meeting of shareholders, a shareholder’s notice must be received at our principal executive offices not less than 120 calendar days before the date our proxy statement is released to shareholders in connection with the previous year’s annual meeting; provided however, that if the date of the meeting is changed by more than 30 days from the date of the previous year’s meeting, notice must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed to shareholders or public disclosure of that date was made. To be timely as to a special meeting of shareholders, a shareholder notice must be received not later than the call of the meeting as provided in our by-laws. The shareholder notice shall set forth as to each matter the shareholder proposes to bring before the meeting:

•	a brief description of and the reasons for proposing the matter at the meeting;

•	the name and address, as they appear on our books, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made;

•	the class and number of shares that are owned beneficially and of record by the shareholder of record and by the beneficial owner, if any, on whose behalf the proposal is made; and

•	any material interest of the shareholder of record and the beneficial owner, if any, on whose behalf the proposal is made, in the proposal.

These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders.

Higher Vote for Some Business Combinations and Other Actions

Subject to various exceptions, including acquiring 85% of the outstanding shares less shares owned by related persons in a single transaction, a business combination (including, but not limited to, a merger or consolidation, the sale, lease, exchange, transfer or other distribution of our assets in excess of $5,000,000, various issuances and reclassifications of securities and the adoption of a plan or proposal for liquidation or dissolution) with or upon a proposal by a related person, who is a person that is the direct or indirect beneficial owner of more than 10% of the outstanding voting shares of our stock (subject to various exceptions), and any affiliates of that person, shall require, in addition to any approvals required by law, the approval of the business combination by either:

•	a majority vote of all of the independent directors; or

•	the holders of at least 66 2/3% of the outstanding shares otherwise entitled to vote as a single class with the Common Stock to approve the business combination, excluding any shares owned by the related person.

In addition, our certificate of incorporation provides that our by-laws may only be adopted, amended or repealed by a majority of the board of directors or by 80% of our shareholders, voting as a class. Our certificate of incorporation also requires the affirmative vote of 80% of our shareholders to amend, repeal or adopt provisions in our certificate of incorporation relating to, among other things,

•	the number of directors and the manner of electing those directors, including the election of directors to newly created directorships;

•	provisions relating to changes in the by-laws;

•	a director’s personal liability to us or our shareholders;

•	shareholder ratification of various contracts, transactions and acts; and

•	voting requirements for approval of business combinations.

Transactions with Interested Parties

Our certificate of incorporation provides that, in the absence of fraud, no contract or other transaction will be affected or invalidated by the fact that any of our directors are in any way interested in or connected with any other party to the contract or transaction or are themselves parties to the contract or transaction, provided that the interest is fully disclosed or otherwise known to our board of directors at the meeting of the board at which the contract or transaction is authorized or confirmed, and provided further that a quorum of disinterested directors is present at the meeting of our board of directors authorizing or confirming the contract or transaction and the contract or transaction is approved by a majority of the quorum, and no interested director votes on the contract or transaction. Any contract, transaction or act entered into or taken by us or our board or any committee thereof that is ratified by a majority of a quorum of the shareholders having voting power at any annual meeting, or any special meeting called for that purpose, will be valid and binding as though ratified by all of our shareholders. Any director may vote upon any contract or other transaction between us and any subsidiary corporation without regard to the fact that he is also a director of that subsidiary corporation. No contract or agreement between us and any other corporation or party that owns a majority of our capital stock or any subsidiary of that other corporation shall be made or entered into without the affirmative vote of a majority of the whole board of directors at a regular meeting of the board.

Transfer Agent and Registrar

The current transfer agent and registrar for our Common Stock and our Preferred Stock is UMB Bank, N.A., Kansas City, Missouri.

DESCRIPTION OF STOCK PURCHASE

CONTRACTS AND STOCK PURCHASE UNITS

We may issue Stock Purchase Contracts, including contracts that obligate holders to purchase from us, and obligate us to sell to these holders, a specified number of shares of Common Stock at a future date or dates. The consideration per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units consisting of a Stock Purchase

Contract and either debt securities or debt obligations of third parties, including United States Treasury securities, that are pledged to secure the holders’ obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require us to make periodic payments to the holders of the Stock Purchase Units or vice versa, and these payments may be unsecured or prefunded on some basis. The Stock Purchase Contacts may require holders to secure their obligations under these Stock Purchase Contracts in a specified manner.

A prospectus supplement will summarize material terms of any Stock Purchase Contracts or Stock Purchase Units being offered. The description in the prospectus supplement will refer to the forms of Stock Purchase Contracts. Material United States federal income tax considerations applicable to the Stock Purchase Units and Stock Purchase Contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the Securities offered under this prospectus through underwriters, agents or dealers or directly to purchasers.

Underwriters

If underwriters are used in the sale of the Securities, the underwriters will acquire the Securities sold for their own account. The underwriters may resell those Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may sell the Securities directly or through underwriting syndicates represented by managing underwriters. The obligations of the underwriters to purchase the Securities will be subject to various conditions. The underwriters in an underwritten offering will be obligated to purchase all the offered Securities if any are purchased. If a dealer is used in the sale, ONEOK will sell the Securities to the dealer as principal. The dealer may then resell the Securities at varying prices determined at the time of resale.

Agents and Direct Sales

If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by various institutions to purchase offered Securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

The institutional purchaser’s obligations under a contract will be subject only to the condition that the purchase of the offered Securities at the time of delivery is allowed by any laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

General Information

Underwriters, dealers and agents participating in a sale of Securities may be deemed to be underwriters as defined in the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

We may have agreements with the agents, underwriters and dealers to indemnify them against various civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the agents, underwriters, dealers and remarketing firms may be required to make as a result of those civil liabilities.

The Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for ONEOK. Any remarketing firm will be identified and the terms of its agreement, if any, with ONEOK and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the Securities remarketed thereby.

Each series of Securities will be a new issue, and other than the Common Stock, which is listed on the New York stock exchange, will have no established trading market. We may decide to list any series of Securities on a securities exchange, or in the case of the Common Stock, on any additional exchange. However, we will not be obligated to list Securities on an exchange unless stated otherwise in a prospectus supplement. We cannot give any assurances to you concerning the liquidity of any Security offered under this prospectus.

Agents, underwriters or dealers and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiary companies in the ordinary course of business.

LEGAL MATTERS

Various legal matters, including the validity of the Securities, will be passed on for ONEOK by Gable & Gotwals, Tulsa, Oklahoma. Any underwriters or agents will be advised about other issues relating to any offering by Jones Day, Chicago, Illinois. Jones Day will pass only on questions of New York and federal law. Jones Day from time to time acts as counsel to ONEOK.

EXPERTS

The consolidated financial statements of ONEOK and its subsidiaries as of December 31, 2001, 2000 and 1999, and for the years ended December 31, 2001 and 2000, the year ended August 31, 1999 and the four months ended December 31, 1999 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to a change in accounting for derivative instruments and hedging activities in 2001 and for energy trading contracts in 2000, and to the restatement of the consolidated statements of cash flows for the years ended December 31, 2001 and 2000 and the four months ended December 31, 1999.